Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

BIONOSTICS HOLDINGS LIMITED,

BIONOSTICS, INC.,

the SHAREHOLDERS OF BIONOSTICS HOLDINGS, LTD.

and HARWOOD CAPITAL, LLP as the Sellers’ Representative

and

RESEARCH AND DIAGNOSTIC SYSTEMS, INC.

dated as of

June 17, 2013

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of June 17, 2013, is entered into between BIONOSTICS HOLDINGS LIMITED, a company formed under the laws of England & Wales (registered with Company Number 06366731) (the “Company”), BIONOSTICS, INC., a Massachusetts corporation (the “Operating Subsidiary”), the SHAREHOLDERS OF THE COMPANY listed on Exhibit A (each a “Seller” and collectively, the “Sellers”), and HARWOOD CAPITAL, LLP, a limited liability partnership formed under the laws of England and Wales, in its capacity as a Seller and as the “Sellers’ Representative”, as defined in Section 11.1, and RESEARCH AND DIAGNOSTIC SYSTEMS, INC., a Minnesota corporation (“Buyer”).

RECITALS

WHEREAS, Sellers own of record all of the issued and outstanding ordinary and zero dividend redeemable preference shares of the Company, as set out opposite their respective names on Exhibit A (the “Shares”), together comprising the whole of the Company’s issued share capital; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings set forth or referenced below:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Group Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Group Company; or (iii) the sale, lease, exchange or other disposition of all or any significant portion of any Group Company’s properties or assets.

“Bionostics Limited” means Bionostics Limited, a company incorporated under the laws of England & Wales and registered with Company Number 00531142.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the Commonwealth of Massachusetts are authorized or required by Law to be closed for business.

“Buyer’s Accountants” means KPMG LLP.

“Closing Consideration” means an amount equal to the Purchase Price minus the Escrow Deposit.

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date, as defined in Section 2.6, in each case on a consolidated basis, with the following adjustments: the current portion of all Indebtedness discharged at Closing pursuant to Section 2.2 and the COMAR Mold Amount will be excluded from the definition of Current Liabilities; and Sellers’ Payments and all amounts due from Affinity Life Sciences will be reflected in the definition of Current Assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the UK Companies Act 2006.

“COMAR Mold Amount” means $480,016.93 (or if lower, the unamortized price, as of the Closing Date, of molds produced by COMAR, Inc. (“COMAR”) pursuant to the letter agreement dated February 15, 2011 by and between the Operating Subsidiary and COMAR and amortized pursuant to the Supply Agreement dated November 22, 2011 by and between the Operating Subsidiary and COMAR).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 26, 2012, between Buyer and the Operating Subsidiary.

“Current Assets” means stocks, trade debtors, other debtors, prepayments, and cash of the Company, on a consolidated basis, determined in accordance with UK GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Consolidated Financial Statements, as defined in Section 3.5(a), for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” means trade creditors, other creditors, accruals, corporation tax and accrued tax of the Company, on a consolidated basis, determined in accordance with UK GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Consolidated Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Data Room” means the electronic documentation site established by Brown Gibbons Lang & Company Securities, Inc. on behalf of the Company and the Sellers.

“DB Scheme” means the occupational pension scheme established by a trust deed dated 19 March 1975 and rules adopted in 1984, as amended and known as Richards Group Plc Retirement Benefits Plan.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company, the Operating Subsidiary and the Sellers concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“DPA 1998” means the UK Data Protection Act 1998.

“Employees” means those Persons employed by the Operating Subsidiary immediately prior to the Closing, as defined in Section 2.6.

“Encumbrance” means any interest or equity of any Person (including any right to acquire option or right of pre-emption) or any lien, pledge, mortgage, deed of trust, security interest, charge, claim, assignment, hypothecation, title retention, easement, encroachment or any other similar encumbrance, or any agreement to create any of the above.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Bank of America, N.A., as Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into on the Closing Date by and among the Buyer, the Sellers’ Representative and the Escrow Agent which provides, inter alia, for the payment to the Sellers of any Escrow Funds held by the Escrow Agent eighteen (18) months after the Closing Date, in substantially the form attached hereto as Exhibit B.

“Escrow Deposit” means an amount equal to $13,000,000.00, plus an amount reasonably calculated to cover any Post-Closing Adjustment which may become due from Sellers to Buyer.

“Escrow Funds” means the funds from time to time being held by the Escrow Agent pursuant to terms of the Escrow Agreement.

“FLSA” means the Fair Labor Standards Act (29 U.S.C. 201, et seq.).

“Former Group Companies” means all former direct or indirect parent companies or Subsidiaries (including UK Subsidiaries) of the Group Companies that have been dissolved or are no longer affiliated with the Group Companies as of the date of this Agreement, including Ferraris Respiratory Inc., Ferraris Respiratory Europe Limited, ZAN Messgerate GmbH, Ferraris Healthcare Limited, Lynsas Holdings B.V., Lynsas B.V., Densa Limited, RGS(1) Limited, Ferraris Instruments Limited, RGS(5) Limited, Reynolds Medical Group Limited, Oxford Cryosystems Limited, Oxford Cryosystems, Inc., Ferraris Development and Engineering Company Limited and Stainless Metalcraft (Chatteris) Limited.

“Government Official” means any officer or employee of a Governmental Authority, public international organization or political party, or any candidate for political office, or any person acting in an official capacity for or on behalf of any such entity or person.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision or union thereof (including the European Union), or any department, agency or instrumentality or fully-owned or partially-owned enterprise of such government or political subdivision or union, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means the Company, the Operating Subsidiary, Bionostics Limited, and the UK Subsidiaries of the Company.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means the principal of, premium, if any, and unpaid interest on (a) indebtedness for money borrowed from others; (b) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered, or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss; (c) all indebtedness secured by any Encumbrance upon property or assets owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; (d) all indebtedness or other liabilities of such Person created or arising under any capitalized lease, conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of the lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property; and (e) renewals, extensions and refundings of any such indebtedness.

“Individual Sellers” means Gerald Moeller, Carl Contadini, Michael Thomas, Kelly San George, Randy Byrd and James Carroll.

“Information Commissioner” means the office charged with policing and enforcing the data protection regime in the United Kingdom in accordance with section 6 of the DPA 1998.

“Insider” means (a) any officer, director, manager, governor, member, shareholder or owner of a Group Company; (b) any individual related by blood, marriage or adoption to any individual listed in clause (a) hereof; or (c) any Person in which any individual listed in clauses (a) or (b) hereof has a beneficial interest.

“IT Contracts” means all arrangements and agreements under which any third party (including source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

“IT System” means all computer hardware (including network and telecommunications equipment) databases and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to any UK Group Company, but excluding any part of the IT System forming part of a public communications network.

“ITEPA” means the UK Income Tax (Earnings and Pensions) Act 2003.

“Knowledge” of a Person means, (a) in the case of an individual, the actual knowledge of such individual and the knowledge that such individual would be expected to have following reasonable inquiry, and (b) in the case of any other Person, the actual knowledge of any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) and the knowledge that any such individual would be expected to have following reasonable inquiry.

“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the Knowledge of Michael Thomas, Randy Byrd, Matthew Rice, Hilary Bentley and Lindi Lee and the Knowledge that a chief financial officer of the Company and the Operating Subsidiary would be expected to have following reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, claims, settlements, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and disbursements, costs of investigation, the cost of enforcing any right to indemnification hereunder (regardless of whether or not the same relate to any third-party claims) and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or reasonably would be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company, the Operating Subsidiary or any of the other Group Companies, or (b) the ability of Sellers, the Company or the Operating Subsidiary to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Company, the Operating Subsidiary or any of the other Group Companies operate; (iii) any change, effect or circumstance resulting from an action required by this Agreement (except pursuant to Section 6.8); (iv) the effect of any changes in applicable Laws or accounting rules, including US GAAP and UK GAAP; (v) any change, effect or circumstance resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God; provided, further, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iv) or (vi) will be taken into account in determining whether a Material Adverse Effect has occurred (or reasonably would be expected to occur) only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company, the Operating Subsidiaries or any of the other Group Companies compared to other participants in the industries in which they conduct their businesses.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Parent” means Techne Corporation, the parent company of Buyer.

“PAYE” means the mechanism prescribed by UK legislation for the collection of income tax, sums to which part 11 of ITEPA and regulations made under section 684 of ITEPA apply and Class 1, Class 1A and Class 1B contributions referred to in section 1(2) of the UK Social Security Contributions and Benefits Act 1992.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pro Rata Share” means, with respect to each Seller, the percentage listed opposite such Seller’s name under the heading “Pro Rata Share” on the Sellers Schedule.

“Related Documents” means those agreements, instruments and documents (other than the employment, consulting and non-competition agreements described in Sections 8.2(o) and 8.2(p)) executed and delivered in connection herewith.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Relevant Benefits” means benefits on retirement, death, disability, ill-health or termination of employment.

“Relief” means any loss, relief, allowance, credit, exemption or set-off available in relation to Taxes or the computation of income, profits or gains for the purposes of Taxes or any right to repayment of Taxes.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Sellers’ Accountants” means RSM Tenon and McGladrey & Pullen, LLP.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, fines, charge, surcharge, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means temporary, proposed and final U.S. federal income tax regulations.

“UK” means The United Kingdom of Great Britain and Northern Ireland.

“UK Accounts” means the audited financial statements of each UK Group Company as at and to the UK Accounts Date, comprising the individual accounts of each UK Group Company, and in the case of the Company, the consolidated group accounts of the Company and each of the other Group Companies, including in each case the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditors’ and directors’ reports.

“UK Accounts Date” means August 31.

“UK Employee” means any current or previous employee or officer of the UK Group.

“UK GAAP” means United Kingdom generally accepted accounting principles incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board, in effect from time to time.

“UK Group” means (a) the Company, (b) any company that is a UK Subsidiary of the Company, (c) any company of which the Company is a UK Subsidiary (its holding company), (d) any UK Subsidiary of any Group Company and (e) any other UK Subsidiaries of any such UK Subsidiary or holding company, and which, for the avoidance of doubt, includes Bionostics Limited, Univak Plc and Richards Pension Trustees Limited, and “UK Group Company” means any one of them.

“UK Subsidiary” means a subsidiary, as defined in section 1159 of the Companies Act, incorporated and registered in England and Wales, and for the purposes only of the membership requirement contained in sections 1159 (1)(b) and (c) of the Companies Act, a company shall be treated as a member of another company even if its shares in that other company are registered in the name of: (a) another person (or its nominee), by way of security or in connection with the taking of security; or (b) its nominee.

“US GAAP” means United States generally accepted accounting principles in effect from time to time.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1998, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“VAT” means value added tax as provided in the UK Value Added Tax Act 1994 and any other Taxes of a similar nature.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares for the consideration specified in Section 2.2.

2.2 Purchase Price. The aggregate purchase price for the Shares shall be $104,000,000.00 (the “Enterprise Value”), less the amount paid to discharge in full all Indebtedness of the Group Companies (including all unpaid legal, investment banking, accounting and other fees and expenses incurred by Sellers in connection with the negotiation and consummation of the transactions contemplated hereunder, but excluding the COMAR Mold Amount), as adjusted under Section 2.3 (the “Purchase Price”). For purposes of determining the amount of Indebtedness, any amount owed by a Group Company to another Group Company shall be excluded.

2.3 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least three Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement setting forth the Company’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), determined in a manner consistent with UK GAAP and the methodology set forth on Schedule 2.3(a), and a certificate of the Chief Financial Officer of Company that the Estimated Closing Working Capital Statement was prepared in accordance with UK GAAP and Schedule 2.3(a).

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $6,600,000 (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Closing Adjustment.

(b) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) prepared in accordance with Schedule 2.3(a).

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment. At the sole option of Buyer, such amount may be paid out of the Escrow Funds, and, in such case, the Sellers’ Representative and the Buyer shall deliver joint written instructions to the Escrow Agent to pay and deliver to the Buyer out of the Escrow Funds the difference between Estimated Closing Working Capital and the Closing Working Capital.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Sellers’ Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers’ Representative and Sellers’ Accountants shall have full access to the books and records of the Group Companies, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below); provided, however, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Operating Subsidiary.

(ii) Objection. On or prior to the last day of the Review Period, Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding.

(iii) Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants appointed by mutual agreement of Buyer and Sellers’ Representative (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. All adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Sellers’ Representative and Buyer and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. Sellers shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Sellers’ Representative’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Sellers’ Representative’s determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Sellers are not required to pay hereunder.

(v) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the Sellers’ Representative and Buyer shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Sellers and Buyer.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (I) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (II) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.3(c)(v); and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers’ Representative, as the case may be. The amount of any Post Closing Adjustment shall bear interest from and including the Closing Date (but excluding the date of payment) at a rate per annum equal to six percent (6%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(d) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

2.4 Payments by Sellers. Each Seller who, at the Closing, owes any amount to any Group Company, including amounts due under those promissory notes issued by certain Sellers to the Company that are listed on the Disclosure Schedules, agrees to pay to such Group Company the aggregate amount (including principal and interest, and whether or not then due) so owed by such Seller at the Closing (collectively, the “Sellers Payments”). For purposes of computing the Closing Working Capital of the Company, payments of such amounts to any Group Company shall be deemed to be received by the Company as of the close of business on the Business Day immediately preceding the Closing Date. Promptly after the Closing, the Buyer shall cause the Company to deliver to each such Seller the original of its promissory note with a marking to the effect that such instrument has been terminated and paid in full.

2.5 Transactions at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to the Sellers’ Representative, for the benefit of the Sellers, the Closing Consideration by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative to Buyer no later than two (2) Business Days prior to the Closing Date;

(ii) deliver to the Escrow Agent cash, in the amount of the Escrow Deposit, by wire transfer of immediately available funds, as provided in the Escrow Agreement; and

(iii) deliver to Sellers all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.3 of this Agreement.

(b) At the Closing, the Sellers shall:

(i) deliver to Buyer stock certificates evidencing the Shares, free and clear of all Encumbrances, accompanied by instruments of transfer duly executed in favor of Buyer, or if stock certificates are not then available, an indemnity, in a form reasonably acceptable to Buyer, for any lost certificates in lieu thereof;

(ii) deliver to Buyer stock certificates evidencing the shares, free and clear of all Encumbrances, in the Group Companies (other than the Company), or if stock certificates are not then available, an indemnity, in a form reasonably acceptable to Buyer, for any lost certificates in lieu thereof;

(iii) deliver to Buyer in relation to each Seller, an irrevocable power of attorney, in a form reasonably acceptable to Buyer, in favor of Buyer (or its nominee(s)) to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to Shares set out opposite its name on Exhibit A;

(iv) deliver to Buyer, in relation to each Seller, the original of any power of attorney under which any document to be delivered to Buyer have been executed by it;

(v) deliver to Buyer all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 8.2 of this Agreement;

(vi) deliver to the applicable Group Company the amount of the Sellers’ Payments due from such Seller, by check or wire transfer of immediately available funds;

(vii) cause a meeting of the board of directors of the Company to approve and effect the following actions:

(A) the adoption of a resolution to register the transfer of the Shares;

(B) the authorization of the issuance of one or more new certificates evidencing the Shares in the name of Buyer;

(C) the resignation of the directors and officers of the Group Companies with effect from the end of such board meeting;

(D) the nomination and appointment of the persons designated by Buyer as directors and officers of each of the Group Companies (but not exceeding the maximum number of directors contained in the relevant company’s articles of association), which appointments shall take effect at the end of the board meeting; and

(E) the change of the address of the registered office of the Company and Bionostics Limited;

(viii) deliver a certificate executed by duly authorized officers of the Company and the Operating Subsidiary setting forth the Indebtedness of the Group Companies as of the Closing Date;

(ix) deliver evidence acceptable to Buyer of the addition of Buyer’s designees, and the removal of Sellers’ designees, as signatories with respect to each of the bank accounts set forth on Schedule 3.8;

(x) deliver to Buyer the statutory registers and minute books (written up to the Closing Date), the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name of each UK Group Company;

(xi) deliver to Buyer each UK Group Company’s security code and authentication code for the Companies House WebFiling Service and the Protected Online Filing Scheme (if applicable); and

(xii) deliver such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

2.6 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, no later than two Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Minneapolis, MN 55402, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company, the Operating Subsidiary and the Sellers, jointly and severally, represent and warrant to the Buyer that the following statements contained in this Article III are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing (unless the particular statement speaks expressly as of another date or time, in which case it is true, correct and complete as of such other date or time), subject, in any case, to the exceptions listed in the Disclosure Schedules, which identifies by section number the provision of this Agreement to which each such exception relates (and any information included in the Disclosure Schedules under any section or subsection thereof shall be deemed to be disclosed and incorporated by reference into any other section or subsection of the Disclosure Schedules only to the extent that such disclosure would clearly be responsive, whether or not a specific cross-reference to any other section or subsection is included), which exceptions shall be deemed to be representations and warranties as if made hereunder:

3.1 Organization and Authority of the Company and its Subsidiaries. Listed on Schedule 3.1 is the name, jurisdiction and date of incorporation, address, members of the Board of Directors and officers of each of the Group Companies. The Company owns, directly or indirectly, all of the share capital of each of the Subsidiaries of the Company, as set forth on Schedule 3.1, and the date on which the Company acquired or organized each such entity or on which it was organized is listed opposite each such entity’s name on Schedule 3.1. Each of the Group Companies is a corporation duly organized or incorporated and validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each of the Group Companies is qualified as a foreign company and is in good standing in all jurisdictions where the conduct of its business or the ownership of its assets requires such qualification, and Schedule 3.1 sets forth all such jurisdictions. Each of the Company and the Operating Subsidiary has full corporate power and authority to enter into this Agreement and the Related Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Company and the Operating Subsidiary of this Agreement and any Related Document to which it is a party, the performance by each of the Company and the Operating Subsidiary of its obligations hereunder and thereunder and the consummation by the Company and the Operating Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such party. This Agreement has been duly executed and delivered by each of the Company and the Operating Subsidiary, and

(assuming due authorization, execution and delivery by Buyer) this Agreement is a valid and binding obligation of each of the Company and the Operating Subsidiary, enforceable against such party in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency Laws and related decisions affecting creditors’ rights generally. When each Related Document to which the Company and the Operating Subsidiary is or will be a party has been duly executed and delivered by such party (assuming due authorization, execution and delivery by each other party thereto), such Related Document will constitute a legal and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency Laws and related decisions affecting creditors’ rights generally.

3.2 Shareholder Lists and Agreements.

(a) The schedule of information contemplated by this Section 3.2 attached to this Agreement as Exhibit A (the “Sellers Schedule”), including each Seller’s Pro Rata Share listed thereon is true, correct and complete as of the date hereof and, as may be updated prior to the Closing, will be true, correct and complete as of the Closing, and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement, the Company’s Memorandum and Articles of Association and all other agreements and instruments among the Company and the Sellers, and no Seller shall be entitled to any amounts except as provided on the Sellers Schedule.

(b) The Sellers Schedule sets forth the following information with respect to each Seller:

(i) the name and the mailing address of such Seller as reflected on the corporate records of the Company;

(ii) the number of Shares held by each such Seller; and

(iii) such Seller’s Pro Rata Share.

3.3 Capitalization.

(a) The authorized share capital of the Company consists of $25,731,318.48, divided into 52,191,080 zero-dividend redeemable preference shares of $0.40 each and 60,686,081 ordinary shares of $0.08 each. The Sellers Schedule sets forth as of the date hereof a statement of (i) the issued share capital of the Company and (ii) the name of each record owner of such shares and the number or class or series of shares owned by each such Shareholder. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable. Except as listed on Schedule 3.3, the Sellers own of record and beneficially all of the issued and outstanding share capital of the Company, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer will own all of the Shares, free and clear of all Encumbrances.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the share capital of any Group Company or obligating any Group Company to issue or sell any shares capital of, or any other interest in, such Group Company. No Group Company has any outstanding or authorized any share appreciation, phantom share, profit participation or similar rights. Except as listed on Schedule 3.3, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(c) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which a Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d) Except for the Group Companies, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person. No Group Company is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognized trade associations) and does not have any branch or permanent establishment outside its country of incorporation. The Company or another Group Company owns, of record and beneficially, all of the issued and outstanding shares of capital stock of each Group Company.

(e) Except as listed on Schedule 3.3, no Group Company has at any time purchased, redeemed, reduced, forfeited or repaid any of its own share capital and has not at any time given any financial assistance in contravention of any applicable law or regulation.

3.4 No Conflicts; Consents. Except as listed on Schedule 3.4, the execution, delivery and performance by the Company and the Operating Subsidiary of this Agreement and the Related Documents to which they are parties, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the organizational documents of the Company or the Operating Subsidiary; (b) conflict with or result in a violation or breach of any provision of any material Law or Governmental Order applicable to the Company or the Operating Subsidiary; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract; or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any properties or assets of any Group Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers, the Company or the Operating Subsidiary in connection with the execution and delivery of this Agreement and the Related Documents to which they are parties and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

3.5 Financial Statements.

(a) Copies of the UK Accounts in each of the years 2012, 2011 and 2010 (the “Audited Consolidated Financial Statements”), and the unaudited consolidated balance sheet of each UK Group Company as at April 30, 2013 and the unaudited consolidated profit and loss account of each UK Group Company (including any notes thereon) for the eight-month period then ended (the “Interim Consolidated Financial Statements”) (collectively, the “Consolidated Financial Statements”) have been delivered or made available to Buyer in the Data Room. Except as described on Schedule 3.5(a), the Consolidated Financial Statements have been prepared in accordance with UK GAAP and all applicable laws and regulations applied on a consistent basis throughout the period involved, subject, in the case of the Interim Consolidated Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Consolidated Financial Statements fairly present in all material respects the financial condition of the Group Companies as of the respective dates they were prepared and the results of the operations of the Group Companies for the periods indicated. The consolidated balance sheet of the Company as of August 31, 2012 is referred to herein as the “Consolidated Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company as of April 30, 2013 is referred to herein as the “Interim Consolidated Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b) The UK Accounts: (i) show a true and fair view of the state of affairs of each UK Group Company (and in relation to the consolidated accounts of the UK Group as a whole) as at the UK Accounts Date and of the profit and loss of each UK Group Company and (in relation to the consolidated accounts) of the UK Group for the accounting period ended on the UK Accounts Date; (ii) have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors’ report(s) required to be annexed to the UK Accounts is unqualified; (iii) have been filed and (if necessary) laid before the relevant UK Group Company in general meeting in accordance with the requirements of all applicable laws and regulations; and (iv) have been prepared on a basis consistent with the accounts of each UK Group Company and the UK Group (as the case may be) for the three prior accounting periods without any change in accounting polices used. The Interim Consolidated Financial Statements have been prepared on a basis consistent with that employed in preparing the management accounts of the UK Group for the three prior accounting periods without any change in accounting policies used and fairly represent the income and expenditure, profits and losses and state of affairs of the UK Group as at and to the date to which they have been prepared.

(c) Copies of the Operating Subsidiary’s balance sheets as at August 31 in each of the years 2012, 2011 and 2010 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Year End Operating Subsidiary Financial Statements”), and the balance sheet of the Operating Subsidiary as at the Interim Balance Sheet Date and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eight-month period then ended (the “Interim Operating Subsidiary Financial Statements”) (collectively, the “Operating Subsidiary Financial Statements”) have been delivered or made available to Buyer in the Data Room. Except as described on Schedule 3.5(c), the Operating Subsidiary Financial Statements have been prepared in accordance with US GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Operating Subsidiary Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Operating Subsidiary as of the respective dates they were prepared and the results of the operations of the Operating Subsidiary for the periods indicated. The balance sheet of the Operating Subsidiary as of August 31, 2012 is referred to herein as the “Operating Subsidiary Balance Sheet” and the balance sheet of the Operating Subsidiary as of April 30, 2013 is referred to herein as the “Interim Operating Subsidiary Balance Sheet”. The Operating Subsidiary maintains a standard system of accounting established and administered in accordance with US GAAP.

(d) The Group Companies maintain a system of internal controls over financial reporting that provides reasonable assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Group Companies’ assets; (ii) receipts and expenditures and other transactions are executed in accordance with the authorization of management; (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with UK or US GAAP (as appropriate) and to maintain accountability for the Group Companies’ assets and liabilities; and (iv) there is prevention or timely detection of the unauthorized acquisition, use, or disposition of the Group Companies’ assets that would affect the Group Companies’ financial statements. No deficiency or weakness was identified in management’s assessment of internal controls as of August 31, 2012 (nor has any such deficiency or weakness since been identified). The Company has provided or made available to the Buyer copies of all correspondence with its independent certified accountants since January 1, 2011.

3.6 Notes and Accounts Receivable. Except as set forth on Schedule 3.6, no Group Company, other than the Operating Subsidiary, has any notes or accounts receivable. The notes and accounts receivable reflected on the Interim Operating Subsidiary Balance Sheet, the notes and accounts receivable arising after the date thereof, and the notes and accounts receivable included in the Closing Working Capital (a) have arisen from bona fide transactions entered into by the Operating Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Operating Subsidiary not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Operating Subsidiary Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Operating Subsidiary, are collectible in full within 135 days after billing. The reserve for bad debts shown on the Interim Operating Subsidiary Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date or included in the Closing Working Capital, on the accounting records of the Operating Subsidiary have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. There is no contest, claim, defense or right of setoff with any account debtor of the Operating Subsidiary relating to the amount or validity of such accounts receivable.

3.7 Inventory. All inventory reflected on the Interim Operating Subsidiary Balance Sheet, net of any reserve, and that has not been disposed of since the date of the Interim Operating Subsidiary Balance Sheet, and all inventory included in the Closing Working Capital, is usable in the ordinary course of business consistent with past practice and is of the type, nature and quantity that the Operating Subsidiary has sold or utilized within the one-year period prior to the date of this Agreement. All such inventory is owned by the Operating Subsidiary, free and clear of all Encumbrances, and no inventory is held on a consignment basis. The inventory levels, net of reserves as reflected on the Interim Operating Subsidiary Balance Sheet, are adequate and reasonable for the conduct of the Operating Subsidiary’s operations as presently conducted. The method of valuing such inventory on the Operating Subsidiary Financial Statements, and the reserves with respect thereto, are consistent with past practice and in accordance with US GAAP. The values of inventory known to the Operating Subsidiary to be obsolete or be below standard quality have been written down on the Operating Subsidiary’s books. Except as set forth on Schedule 3.7, all of the inventory is located at the Operating Subsidiary’s principal place of business. No Group Company, other than the Operating Subsidiary, holds any inventory.

3.8 Bank Accounts; Safe Deposit Boxes. Schedule 3.8 sets forth a true, correct and complete list of each account with any bank, trust company, securities broker or other financial institution with which any Group Company has any account, and all safe deposit boxes maintained by any Group Company, the identifying numbers or symbols thereof, and the name of each Person authorized to draw thereon or to have access thereto.

3.9 Absence of Certain Changes, Events and Conditions. From the Balance Sheet Date, until the date of this Agreement, (a) each Group Company has operated only in the ordinary course of business consistent with past practice and (b) there has not been, with respect to any Group Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of any organizational documents;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice, except as required by US GAAP or UK GAAP or as disclosed in the notes to the Consolidated Financial Statements;

(g) material change in such Group Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any agreement that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any Indebtedness, except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Consolidated Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of, or any waiver of any right under, any Material Contract;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of the properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation, emoluments or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders, directors, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by such Group Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any post-Closing Tax period; or

(y) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.10 Material Contracts.

(a) Schedule 3.10 lists each of the following contracts and other agreements to which any Group Company is a party or to which any of its assets are bound (together with all leases listed in Schedule 3.11(b), the “Material Contracts”):

(i) each agreement involving aggregate consideration in excess of $25,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by such Group Company without penalty or without more than 180 days’ notice;

(ii) all agreements that relate to the sale of any of such Group Company’s assets, other than in the ordinary course of business, for consideration in excess of $25,000;

(iii) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $25,000;

(iv) except for agreements relating to trade receivables, all agreements relating to Indebtedness (including guarantees), or creating Encumbrances with respect to any assets of, such Group Company;

(v) lease or agreement under which such Group Company is a (i) lessee of or operates any personal property owned by any other party, or (ii) lessor of or permits any third party to hold or operate any property, real or personal, owned by such Group Company, in each case, except for leases or agreements with respect to personal property under which the aggregate annual rental payments do not exceed $25,000;

(vi) all agreements between or among such Group Company on the one hand and Sellers or any Affiliate of Sellers (including any other Group Company) on the other hand;

(vii) all written employment agreements and agreements with independent contractors or consultants (or similar arrangements); all agreements pursuant to which such Group Company is or may become obligated to make any severance, termination, change in control or similar payment to any director, officer or employee of a Group Company; and agreements pursuant to which a Group Company is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any director, officer or employee of a Group Company;

(viii) agreements that provide for indemnification of any officer, director, employee or agent of a Group Company;

(ix) all collective bargaining agreements or agreements with any labor organization, union or association to which such Group Company is a party;

(x) all agreements that require such Group Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xi) all agreements that provide for the indemnification by such Group Company of any Person or the assumption of any Tax, environmental or other liability of any Person;

(xii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising agreements;

(xiii) agreements relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property (excluding shrink-wrap, click-wrap, click-through or other similar licenses with respect to off-the-shelf or generally available personal computer software);

(xiv) obligates such Group Company to make royalty payments, pay commissions, or make other payments to any third party based on provision of services or sales of products, whether related to licensing or development of Intellectual Property or otherwise;

(xv) all agreements with any Governmental Authority;

(xvi) all agreements that limit or purport to limit the ability of such Group Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or solicit the employment of any Person;

(xvii) any agreements that provide for any joint venture, partnership or similar arrangements;

(xviii) agreements with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to a Group Company in connection with the transactions contemplated by this Agreement; and

(xix) all other agreements that are material to its operations and business prospects, or involve consideration in excess of $25,000 annually, whether or not in the ordinary course of business.

(b) Each Material Contract is valid and binding on such Group Company in accordance with its terms and is in full force and effect, is enforceable by such Group Company in accordance with its terms, and, after the Closing, will continue to be legal, valid, binding and enforceable on identical terms. No Group Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided or made available to Buyer. Except as identified and described on Schedule 3.10(b), there are no Material Contracts that are not in written form. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from a Group Company to any Person under any Material Contract or give any Person the right to terminate or alter the provisions of any Material Contract. No UK Group Company has entered into any contract or arrangement to which any UK Group Company is a party or by which it is bound under which any UK Group Company (whether as principal or agent) provides or receives goods or services.

3.11 Title to Assets; Real Property.

(a) The Group Companies have good and valid title to all items of tangible personal property and other assets reflected in (i) the Audited Consolidated Financial Statements or acquired after the Balance Sheet Date, other than assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date, and (ii) the Estimated Closing Working Capital. All such assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Consolidated Balance Sheet;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business and not material, individually or in the aggregate; or

(iii) the Encumbrances listed on Schedule 3.11(a).

(b) No Group Company owns or, except for the Operating Subsidiary, leases any real property or any interest therein, and since January 1, 2008, no Group Company has ever owned any real property or land. The Operating Company leases the facilities identified on Schedule 3.11(b) (the “Real Property”), and Schedule 3.11(b) lists the name and address of the landlord of such Real Property, each lease relating to the use and/or occupancy of such real property by the Operating Subsidiary, the street address of each parcel of Real Property, the rental amount currently being paid, and the expiration of the term of such lease. With respect to the Real Property and all leases of Real Property to which the Operating Subsidiary is a party, except as set forth on Schedule 3.11(b), (i) each lease is valid and binding on the Operating Subsidiary and in full force and effect and, to the Knowledge of the Company, is valid and binding on the other parties thereto; (ii) the Operating Subsidiary (and, to the Knowledge of the Company, any counterparty thereto) has performed all material obligations required to be performed by it to date under each lease; (iii) the Operating Subsidiary has not received a notice of default or termination with respect to any such lease; (iv) the transactions contemplated by this Agreement do not require the consent of any other party to any such lease; (v) no security deposit or portion thereof deposited with respect to any such lease has been applied in respect of a breach or default under such lease that has not been redeposited in full; (vi) the Operating Subsidiary does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any such lease; (vii) the Operating Subsidiary has not entered into any leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Real Property; (viii) the Operating Subsidiary has not collaterally assigned or granted any other security interest in any such lease or any interest therein; (ix) there are no Encumbrances on the estate or interest created by any such lease; (x) the leases are all the rights in and obligations regarding real property held by any Group Company; (xi) the Sellers are not retaining any real property or interests in real property used in connection with the operation of the Operating Subsidiary; (xii) to the Knowledge of the Company, the Real Property is in compliance with all applicable zoning laws so as to permit the Operating Subsidiary current uses and structures thereon; (xiii) to the Knowledge of the Company, there are no zoning, eminent domain or other land use proceedings, either instituted or planned to be instituted that would detrimentally affect the use and operation of the Real Property, and the Operating Subsidiary has not received notice that there are any pending or, to the Knowledge of the Company, threatened, condemnation or other proceedings relating to the Real Property or other matters adversely affecting the use or occupancy of the Real Property; (xiv) the Operating Subsidiary has legal and practical access to public rights of way and utilities at the Real Property; (xv) the Real Property is being operated by the Operating Subsidiary in material compliance with all applicable federal, state and local laws, ordinances, rules, regulations and orders (including those relating to fire code and handicapped persons); and (xvi) all improvements, buildings, plants and structures upon the Real Property have been, to the Knowledge of the Company, constructed in a good and workmanlike manner and of good quality materials and are fit for their intended use, there are no material, physical or mechanical defects in the condition of the Real Property or any related improvements, and the Real Property and all fixtures, including the roof, foundation, structure, heating, ventilating, plumbing, electrical and all other mechanical apparatus, will be in good working order, ordinary wear and tear excepted, at the Closing Date. The Operating Subsidiary quietly enjoys the premises provided for in such leases in all material respects. The Operating Subsidiary has received all requisite approvals of Governmental Authorities (including Permits) required in connection with the Operating Subsidiary’s occupancy of the Real Property and operation of its business and the Operating Subsidiary has not received notice that the Real Property has not been operated and maintained in accordance with applicable Laws.

3.12 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from such rights and all similar or equivalent rights or forms of protection in any part of the world: (i) trademarks, trade names, brand names, logos, trade dress, service marks and indicia of source or origin, including all applications and registrations and the goodwill or any right to sue for passing off or unfair competition connected with the use of and symbolized by the foregoing; (ii) works of authorship and copyrights, including all applications, registrations and moral rights related to the foregoing; (iii) trade secrets, formulas, designs, technology, research and development, and confidential know-how; (iv) patents, patent applications and industrial design registrations; (v) software, computer programs and databases; (vi) internet domain name registrations, telephone numbers, electronic mail addresses, websites and social media accounts; and (vii) all other intellectual property and related proprietary rights, interests and protections.

(b) Schedule 3.12(b) lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by each Group Company. Except as provided on Schedule 3.12(b), a Group Company exclusively owns all right, title and interest in and to, and is the owner of record of, the items listed in Schedule 3.12(b) (the “Company Registered Intellectual Property”), free and clear of Encumbrances. All Company Registered Intellectual Property is valid and enforceable.

(c) Schedule 3.12(c) lists all licenses, sublicenses and other agreements in which a Group Company holds exclusive or non-exclusive rights or interests in Intellectual Property of other Persons, other than shrink-wrap, click-wrap, click-through or other similar licenses with respect to off-the-shelf or generally available personal computer software (“Licensed Intellectual Property”). All such licenses, sublicenses and other agreements are valid, binding and enforceable between the applicable Group Company and the other parties thereto, and such Group Company and, to the Knowledge of the Company, such other parties are in full compliance with the terms and conditions of such agreements.

(d) The Group Companies own all right, title and interest in and to, or possesses adequate licenses or other rights to use, all Intellectual Property used or held for use in, or necessary for, the conduct of their businesses as conducted prior to Closing (collectively, “Company Intellectual Property”) free and clear of Encumbrances.

(e) The use of the Company Intellectual Property as currently licensed or used by each Group Company or proposed to be used, and each Group Company’s conduct of its business as currently conducted and proposed to be conducted have not and do not infringe, violate or misappropriate the Intellectual Property of any Person. No Group Company, nor any

Seller, has received any communication, and no action has been instituted, settled or, to the Company’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property is subject to any outstanding Governmental Order. To the Company’s Knowledge, no Person is infringing, violating or misappropriating any Company Intellectual Property.

(f) No Group Company is subject to the payment of any license or royalty obligations or commercialization restrictions, relating to any product or service that such Group Company now markets or has marketed in the past three years. Except as listed on Schedule 3.12(f), no Group Company is bound by any agreement to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim. No Group Company has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property.

(g) Each Group Company has adopted commercially reasonable practices in connection with the creation or development of its Intellectual Property to protect its rights in and to such Intellectual Property. Each Group Company employs commercially reasonable practices to maintain and protect its owned Intellectual Property.

(h) Each Group Company has adopted commercially reasonable practices to protect its confidential information and trade secrets. To the Knowledge of the Company, no Person has taken, or omitted to take, any action that has resulted in the loss of protection of any trade secret or any confidential information of the Company.

(i) All employees and independent contractors (including consultants) that have participated in the development or creation of any Company Intellectual Property have executed appropriate assignment agreements, pursuant to which each such employee or independent contractor has validly assigned to the applicable Group Company all of its rights in and to all Intellectual Property, ideas, inventions, processes, works of authorship and other work products that relate to the business of such Group Company, and that were conceived, created, authored or developed, in whole or in part, by such employee or independent contractor. No past or present employee, independent contractor or shareholder of any Group Company has any ownership interest, license, permission or other right in or to any such Intellectual Property. To the Knowledge of the Company, no present or former employee or consultant involved with the business of the Group Companies (i) has violated any proprietary rights or assignment of invention agreements in favor of a Group Company, or (ii) has violated any confidential relationship that such present or former employee or consultant may have with any third party in connection with the development, manufacture or sale of any product or proposed product of their business or the development or sale of any service or proposed service of their business.

(j) No software included in the Company Intellectual Property owned by a Group Company contains any code that is licensed or used pursuant to the provisions of any “open source” agreement. No source code included in the Company Intellectual Property owned by a Group Company has been released, licensed, disclosed, delivered or otherwise provided to another Person, and such source code has been protected as a trade secret by each Group Company.

(k) Each Group Company has (i) complied in all material respects with all applicable Laws relating to the collection and use of personal identifiable information and (ii) taken commercially reasonable measures to ensure that it has complied with its own published privacy policies regarding collection and use of personally identifiable data.

(l) Each UK Group Company has obtained and maintained in force all registrations and notifications necessary under DPA 1998 in relation to its business, including each registration relating to the obtaining, holding, processing, transfer and disclosure of personal data effected by that UK Group Company (including to the Buyer). Each UK Group Company has at all times complied with all relevant provisions of DPA 1998 (including the eight data protection principles and in relation to any manual data in respect of which the transitional exemptions under schedule 8 of DPA 1998 have now expired) and any relevant analogous legislation in other jurisdictions. No UK Group Company has received (i) any notice, letter or complaint alleging a breach by it of any of the provisions of DPA 1998, or (ii) any notice from the Information Commissioner.

(m) The Company Intellectual Property owned by each Group Company was not developed using any federal or university funding, resources or staff, no government entity or university has any rights to any of the Company Intellectual Property owned by each Group Company, and the Company Intellectual Property owned by each Group Company is not subject to any consortia agreement.

(n) No UK Group Company owns, uses or licenses any Intellectual Property.

(o) No UK Group Company has an IT System or entered into an IT Contract.

3.13 Insurance. Schedule 3.13 sets forth a list, as of the date hereof, of all insurance policies maintained by the Operating Subsidiary or with respect to which the Operating Subsidiary is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement, all premiums due on such Insurance Policies have been paid, and the Operating Subsidiary is not in default under any Insurance Policy. Such Insurance Policies will remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Except for notices of premium increases in the ordinary course of renewing such Insurance Policies, the Operating Subsidiary has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims by the Operating Subsidiary pending under any such policies and the Operating Subsidiary has not been informed that coverage has been questioned, denied or disputed by the underwriters of such policies with respect to any such claims. Schedule 3.13 sets forth an accurate and complete list of all claims asserted by the Operating Subsidiary pursuant to any insurance policy since January 1, 2008 and describes the nature and status of the claims. The Operating Subsidiary has not failed to give in a timely manner any notice of any claim that may be insured under any insurance policy. To the Knowledge of the Company, the Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Operating Subsidiary and are sufficient for compliance with all applicable Laws and agreements to which the Operating Subsidiary is a party or by which it is bound. No Group Company, other than the Operating Subsidiary, holds any insurance policies, and the nature of the business of each such other Group Company is such that it is customary, reasonable and not required for it to hold any insurance policies.

3.14 Legal Proceedings; Governmental Orders.

(a) There are no material actions, suits, claims, investigations or other legal proceedings or hearings (including arbitration or mediation proceedings) pending or, to the Company’s Knowledge, threatened against or by any Group Company (or by or against Sellers or any Affiliate thereof and relating to any Group Company). Schedule 3.14(a) lists all actions, suits, claims, investigations or other legal proceedings or hearings (including arbitration or mediation proceedings) involving each Group Company that have occurred since January 1, 2008.

(b) There are no material outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Group Company or any of its properties or assets.

3.15 Compliance With Laws; Permits.

(a) Each Group Company is and has been since January 1, 2008 in compliance in all material respects with all Laws applicable to it or its business, properties or assets. No notice has been issued and no proceeding is pending or, to the Knowledge of the Company, threatened against any Group Company with respect to any alleged material violation by any Group Company of any Law.

(b) All material Permits required for each Group Company to conduct business have been obtained by it and are valid and in full force and effect, and such Permits are set forth on Schedule 3.15(b). Each Group Company has complied with and is in compliance with the terms and conditions of such Permits. No Group Company has received any notices that it is in violation of any of the terms or conditions of any such Permits. No loss or expiration of any such Permit is pending to which any Group Company has received notice or, to the Knowledge of the Company, threatened, other than expiration in accordance with the terms thereof. The Permits owned or used by each Group Company immediately prior to the Closing will be available for use by Buyer on the same terms and conditions immediately subsequent to the Closing.

3.16 Environmental and Safety Matters.

(a) Each Group Company is and has been since January 1, 2008 in compliance with all Environmental Laws in all material respects. No Group Company has received from any Person (nor, to the Knowledge of the Company, has any action been threatened by any Person) any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Group Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of its business or assets, as listed on Schedule 3.16.

(c) There has been no Release by any Group Company of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of any Group Company or any real property owned, operated or leased by any Group Company, and no Group Company and no Seller has received an Environmental Notice that any real property currently leased in connection with the business of the Group Companies (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or the terms of any Environmental Permit by any Group Company. No Group Company’s operations have caused to occur or exist any Hazardous Materials present on or in any real property owned, operated or leased by any Group Company in contravention of applicable Environmental Laws, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such real property in violation of any applicable Environmental Laws.

(d) The Company has previously made available to Buyer in the Data Room or otherwise any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Group Companies or any currently or formerly leased real property that are in the possession or control of any Group Company or Seller.

(e) There are no pending or, to the Knowledge of the Company, threatened, claims, Encumbrances, or other restrictions of any nature, resulting from any violation or failure to comply with any applicable Environmental Law with respect to the business of the Group Companies, any real property or other property or asset in which any Group Company has or had an interest, or any activity by any Group Company.

(f) No Group Company has installed at any real property, and there has not existed at any real property, (i) any underground storage tanks, regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, (ii) dikes or impoundments containing Hazardous Substances, (iii) any friable asbestos containing building materials, or (iv) any polychlorinated biphenyls, in violation of applicable Environmental Laws.

(g) No Group Company has retained or assumed by contract or operation of law any liabilities or obligations under Environmental Law of any Person.

3.17 Employee Benefit Matters.

(a) Schedule 3.17(a) lists each “employee benefit plan”, as such term is defined in ERISA Section 3(3), and every other employee benefits plan, program or arrangement, including each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA (collectively, the “Employee Benefit Plans”) maintained, sponsored, contributed to, or required to be contributed to by each Group Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of such Group Company or any spouse or dependent of such individual, or under which any Group Company has or would reasonably be expected to have any liability for premiums or benefits or otherwise (as listed on Schedule 3.17(a), each, a “Benefit Plan”). The Group Companies do not maintain or contribute to any Benefit Plan that is outside the jurisdiction of the United States.

(b) Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Group Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject any Group Company to a Tax under Section 4971 of the Code or the assets of any Group Company to a lien under Section 430(k) of the Code.

(c) No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). No Group Company has (i) withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) engaged in any transaction which would give rise to a liability of any Group Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(d) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) (i) There is no pending or, to the Company’s Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f) No Benefit Plan exists that could: (i) result in the payment to any employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g) Other than as required under Section 601, et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither any Group Company nor any of its ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) Neither any Group Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(i) No provision of any Benefit Plan could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan. No Group Company has any commitment or obligation, and no Group Company has made any representations, to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(j) Each individual who is classified by a Group Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k) Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(l) With respect to each Benefit Plan, Seller has provided or made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(m) The DB Scheme is the only arrangement under which any UK Group Company has or may have had any obligation (whether or not legally binding) to provide or contribute towards the provision of Relevant Benefits to or in respect of any UK Employee.

(n) In relation to the DB Scheme, the UK Group Companies and, to the knowledge of the Company, the trustee of the DB Scheme have at all times complied with all legal and regulatory requirements (including requirements of EU law) applying to them in relation to the DB Scheme and to the participation of any UK Group Company and/or of any UK Employee in the DB Scheme. The DB Scheme, which was in deficit, was transferred to the UK Pension Protection Fund by notice issued on August 1, 2012.

(o) The UK Group complies and has at all times complied with any duty to facilitate access to a stakeholder pension scheme (under Part I of the UK Welfare Reform and Pensions Act 1999 and its associated regulations) and there are no circumstances which could result in any penalty for failure to comply with those requirements becoming payable by any UK Group Company.

(p) No discrimination on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief is or has at any stage been made in the provision of any Relevant Benefits by any UK Group Company or by the trustee of the DB Scheme in relation to any UK Employee.

(q) No claims, disputes, investigations or complaints (including complaints under any DB Scheme’s internal dispute resolution procedure or complaints, submissions or referrals to the Pensions Ombudsman, the Pensions Regulator or the Pensions Advisory Service) have been made or are pending or, to the Knowledge of the Company, threatened in relation to the DB Scheme. To the Company’s Knowledge, there is no fact or circumstance likely to give rise to any such claim, dispute, investigation or complaint.

(r) No liabilities have been imposed on any UK Group Company as a debt due pursuant to section 144 of the UK Pension Schemes Act 1993 (prior to its repeal) or section 75 (as amended) of the UK Pensions Act 1995 and its associated regulations or section 38, 42 or section 47 of the UK Pensions Act 2004 by the trustee of the DB Scheme, and, to the Knowledge of the Company, there are no circumstances that are likely to give rise to such a debt.

(s) No Person with which any UK Group Company is connected or associated (as defined in section 249 and 435 respectively of the UK Insolvency Act 1986) has participated or participates as an employer in an occupational pension scheme other than the DB Scheme.

(t) There has been no act or failure to act by any UK Group Company which might fall within section 38(5) of the UK Pensions Act 2004 in relation to the DB Scheme and no failure by any UK Group Company to give notice of any notifiable event as required by section 69(1) of the UK Pensions Act 2004 in relation to the DB Scheme.

3.18 Employment Matters.

(a) The Operating Subsidiary is the only Group Company that has any employees, independent contractors or consultants.

(b) At no time in the 12 months prior to the date of this Agreement or the Closing, in relation to any Group Company, have there been any employees, independent contractors or consultants (i) who ordinarily work in Great Britain, (ii) who are wholly or partly based in Great Britain and/or (iii) who have, as a result of their employment, engagement, the terms of their contracts or due to any other relevant circumstances, a sufficiently strong connection with Great Britain, to enable such individuals to make any claim or bring any proceedings before any court, tribunal or otherwise in Great Britain.

(c) Schedule 3.18(c) contains a list of all persons who are employees, independent contractors or consultants of the Operating Subsidiary as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) FLSA designation; and (vii) visa and green card application status. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Operating Subsidiary for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Operating Subsidiary with respect to any compensation, commissions or bonuses. The Operating Subsidiary has properly classified the Employees pursuant to the FLSA.

(d) The Operating Subsidiary is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. There is not, and has not been for the past three years, any labor organization representing or purporting to represent any employee of any Group Company, and, to the Company’s Knowledge, no labor organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Since January 1, 2010, there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Group Company.

(e) The Group Companies are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. There are no actions, suits, claims, investigations or other legal proceedings against any Group Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of any Group Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(f) The Operating Subsidiary has complied with all provisions of the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (“IRCA”) requiring that it (i) complete Forms I-9 for all current employees hired after November 6, 1986 and (ii) reverify the employment eligibility of all current employees who listed expiration dates for their employment eligibility on Form I-9 and/or who presented certain employment eligibility documents to the Operating Subsidiary with expiration dates. The Operating Subsidiary has delivered or made available to Buyer true and complete copies of all Forms I-9 maintained for all current employees and all documentation, records, and other papers retained with such Forms I-9. Schedule 3.19(d) contains a true and complete list of all employees of the Operating Subsidiary working under DHS authorization in E, F, H, J, L, M, O, P, or TN nonimmigrant visa status or with pending petitions, including specific reference to each such employee’s nonimmigrant classification, the exact date (month/day/year) each such employee’s current nonimmigrant status expires, and any steps taken by the Operating Subsidiary to extend, amend, or change each such employee’s current nonimmigrant status. The Operating Subsidiary has made all immigration records, including current files containing all Labor Condition Applications (“LCA”) and related public access documentation pertaining to those employees and individuals available to Buyer.

(g) The Operating Subsidiary is in compliance with all applicable requirements of Executive Order 11246 and 41 C.F.R. §§60-1, 60-300, and 60-741.

3.19 Taxes. With respect to each Group Company, except as set forth on Schedule 3.19:

(a) Such Group Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by it. Such Tax Returns are and were true, complete and correct in all material respects. Such Group Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by Such Group Company have been timely paid or accrued. Sellers have delivered or made available to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, such Group Company for all Tax periods ending after August 31, 2006.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of such Group Company.

(c) There are no ongoing actions, suits, claims, investigations or other legal proceedings by or, to the Knowledge of the Company, threatened by, any Governmental Authority against such Group Company.

(d) Such Group Company is not a party to any Tax-sharing agreement, Tax indemnity agreement or Tax allocation agreement. Such Group Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Such Group Company has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(e) All Taxes which such Group Company is or was obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid to the proper Governmental Authority.

(f) No claim has been made by any Governmental Authority in any jurisdiction where such Group Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(g) The amount of such Group Company’s liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Consolidated Financial Statements. The amount of such Group Company’s liability for unpaid Taxes for all periods following the end of the most recent period covered by the Financial Statements will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of such Group Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(h) Schedule 3.19(h) sets forth: (i) the taxable years of such Group Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; (ii) those years for which examinations by the taxing authorities have been completed; and (iii) those taxable years for which examinations by taxing authorities are presently being conducted. All deficiencies asserted, or assessments made, against such Group Company as a result of any examinations by any Governmental Authority have been fully paid.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of such Group Company.

(j) Such Group Company is not a party to, or bound by, any closing agreement or offer in compromise with any Governmental Authority. No private letter rulings,

technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to such Group Company.

(k) Schedule 3.19(k) sets forth all jurisdictions in which such Group Company is subject to Tax, is engaged in business or has a permanent establishment.

(l) Such Group Company is not, and during the five years immediately preceding the Closing has not been, a United States real property holding company as defined by Code Section 897(c)(2).

(m) During the preceding two years, such Group Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(n) Since January 1, 2010, such Group Company has not participated in any listed transaction within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

(o) Such Group Company is not required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in accounting methods. There is no application pending with any Governmental Authority requesting permission for any change in the accounting methods of the Company for Tax purposes. No Governmental Authority has proposed in writing any such adjustment or change in the Company’s accounting methods for Tax purposes.

(p) No employee or director or former employee or director of any Group Company or any Person associated with any of them holds any shares or securities or interest in any shares of securities in any Group Company in respect of which any Group Company could be liable after Closing to pay national insurance contributions or account for income tax or national insurance under the PAYE system in respect of, or in consequence of any event occurring before, on or after Closing in relation to any such shares, securities, options or interests.

(q) No payments or loans have been made to, or any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of such Group Company by an employee benefit trust or another third party that falls within the provisions of Schedule 7A to ITEPA.

(r) No asset owned by such Group Company, nor the Shares, is subject to any charge as mentioned in sections 237 and 238 of the UK Inheritance Tax Act 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of the UK Inheritance Tax Act 1984.

(s) Schedule 3.19(s) sets forth details of any loans or advances made or agreed to be made by such Group Company within sections 455, 459 or 460 of the UK Corporation Tax Act 2010 and no such Group Company has released or written off or agreed to release or write off the whole or any part of any such loans or advances.

(t) No UK Group Company is, or is required to be, registered as a taxable Person for the purposes of VAT.

(u) Any document that may be necessary or desirable in proving the title to any asset that is owned by such Group Company at Closing or any document that such Group Company may wish to enforce or produce in evidence is duly stamped for UK stamp duty purposes.

(v) Neither entering into this Agreement nor the Closing will result in the withdrawal of a Relief.

(w) Such Group Company has not been a party to, or been otherwise involved in, any transaction, scheme or arrangement the main purpose of which, or one of the main purposes of which was the avoidance or deferral of a liability to Taxes.

(x) All transactions or arrangements made by such Group Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Governmental Authority in connection with any such transactions or arrangements.

(y) Such Group Company is not liable to make a payment to any Person (including any Governmental Authority) in respect of any liability to Taxes of which is primarily or directly chargeable against, or attributable to, any other Person (other than a Group Company).

(z) All financing costs, including interest, discounts and premiums payable by any UK Group Company in respect of its loan relationships within the meaning of Chapter 8 of Part 5 of the UK Corporation Tax Act 2009 are eligible to be brought into account by the UK Group Company as a debit for the purposes of Part 5 of the UK Corporation Tax Act 2009 at the time, and to the extent that such debits are recognized in the statutory accounts of the UK Group Company.

3.20 Brokers. Except for Brown Gibbons Lang & Company Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

3.21 Undisclosed Liabilities; Indebtedness. None of the Group Companies have any liabilities or obligations, except (a) liabilities disclosed, reflected or reserved for in the Audited Consolidated Financial Statements, (b) liabilities of the same nature as those set forth on the Audited Consolidated Balance Sheet and incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date and that are not, individually or in the aggregate, material in amount, and (c) as listed on Schedule 3.21. Schedule 3.21 lists each item of Indebtedness of the Company as of the date hereof and the outstanding balance thereof. The Company is not in default of its obligations under its Indebtedness.

3.22 Customers and Suppliers. No Group Company, other than the Operating Subsidiary, has any customers or suppliers. Schedule 3.22 lists the current customers and suppliers of the Operating Subsidiary that were the ten (10) largest customers of and suppliers to the Operating Subsidiary in terms of dollar volume of sold or purchased products or services for the 12 months ended August 31, 2012 and the nine months ended May 31, 2013 (including hospitals and distributors), together with the following information with respect to each such customer and supplier: (a) the name, mailing address and telephone number of such party; (b) the name, mailing address and telephone number of the purchasing or sales agent or representative responsible for managing the relationship with the Operating Subsidiary; (c) the dollar volume of sales or purchases (as applicable). All other information recorded by the Operating Subsidiary in its customer and supplier databases with respect to such parties (including notes and order histories) has been made available to the Buyer. Since January 1, 2012, no Group Company or Seller has received any notice from any customer or supplier listed on Schedule 3.22 to the effect that any such customer or supplier will or may stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing or selling products or services from or to any Group Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). No Group Company or Seller has received notice or has any Knowledge that any customer or customers that, individually or in the aggregate, account for more than 2% of the consolidated revenue of the Group Companies in each of the last two fiscal years has plans or has threatened to stop or materially decrease the rate of business done with the Group Companies. No Group Company or Seller has received notice or has any Knowledge that any supplier or suppliers that, individually or in the aggregate, account for more than 2% of the dollar amount of payments made by the Group Companies in each of the last two fiscal years has plans or has threatened to stop or materially decrease the rate of business done with the Group Companies. No supplier of goods or services to the Operating Subsidiary is the sole source of such good or services available to the Operating Subsidiary.

3.23 Powers of Attorney. There are no powers of attorney executed by or on behalf of any Group Company and there is no other authority (express or implied) outstanding by which any person may enter into any contract or commitment on behalf of any Group Company.

3.24 Condition and Sufficiency of Assets.

(a) Except for the Operating Subsidiary and except as set forth on Schedule 3.24(a), no Group Company has any tangible or intangible assets (other than wholly-owned Subsidiaries that are Group Companies) or operations. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Operating Subsidiary are, taken as a whole, in good operating condition and repair (subject to ordinary wear and tear), and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Operating Subsidiary, together with all other properties and assets of the Operating Subsidiary, are sufficient for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Group Companies as currently conducted.

3.25 Books and Records. The minute books and stock record books of each Group Company, all of which have been made available to Buyer, are for the period after January 1, 2008, complete and correct and have been maintained in accordance with sound business practices. The minute books of each Group Company for the period after January 1, 2008, contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors and any committees of the board of directors of such Group Company, and no meeting, or action taken by written consent, of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. All statutory books and registers of each UK Group Company have been properly kept, are written up to date and contain a true and accurate record of all matters which should be contained in them. No notice or allegation has been received by any UK Group Company that any such books or registers are incorrect or should be rectified. All returns, particulars, resolutions and other documents that any UK Group Company is required by law to file with, or deliver to, any authority in any jurisdictions (including, in particular the Registrar of Companies in England and Wales) have been properly made up and duly filed or delivered. At the Closing, all of those books and records will be in the possession of such Group Company.

3.26 Warranties; Products. Schedule 3.26 sets forth a description of all product or service warranties and guarantees given by the Operating Subsidiary for the period after January 1, 2008 to any customer. Each of the products developed, sold or distributed by the Operating Subsidiary (the “Products”) meets, and at all times after January 1, 2008, has met, all standards for quality and workmanship prescribed by Law, industry standards, contractual agreements or the product literature of the Operating Subsidiary and has been labeled in accordance with all Laws. For the period after January 1, 2008, (i) no claims have been made under the product or service warranties or guarantees of the Operating Subsidiary, and (ii) there have not been any mandatory or voluntary product recalls or withdrawals with respect to any Products. The Operating Subsidiary has no liability arising out of any injury to any Person or property as a result of the ownership, possession, or use of any products sold, leased, distributed or delivered by the Operating Subsidiary.

3.27 Regulatory Compliance. All Products that are subject to the jurisdiction of any Governmental Authority are being manufactured, labeled, stored, tested, developed, distributed, and marketed in compliance in all material respects with all applicable Laws. The Company has no Knowledge of any actual or threatened enforcement action or investigation by the Food and Drug Administration (the “FDA”) or any other Governmental Authority that has jurisdiction over the operations of the Group Companies, and neither the Company nor the Operating Subsidiary has any Knowledge or reason to believe that the FDA or any other Governmental Authority is considering such action. Except as set forth on Schedule 3.27, no Group Company has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to (i) withdraw its 510(k) clearance, premarket clearance or premarket approval or request the recall of any Product, (ii) enjoin manufacture or distribution of any Product or restrict the promotion of any Product in the manner currently conducted, (iii) enjoin the manufacture, storage or distribution of any Product produced at any facility where any Product is manufactured, tested, processed, packaged or held for sale, or (iv) investigate any Group Company or its products or its practices related thereto. All material reports, documents, claims, registrations, device listings, Permits and notices required to be filed with, maintained for or furnished to the FDA or any other Governmental Authority by the Group Company or by any Person that manufactures, develops, packages, processes, labels, tests or distributes Products pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with a Group Company (each, a “Company Partner”) have been so filed, maintained or furnished by the applicable Group Company and, to the Knowledge of the Company, the Company Partners, as applicable. All such reports, documents, claims, registrations, device listings, Permits and notices filed, maintained or furnished by a Group Company were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing), such that no liability exists with respect to such filing, and remain complete and accurate. For the period after January 1, 2008, no Group Company has either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product. No Group Company is aware of any facts that are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product; (ii) a change in the marketing classification or a material change in the labeling of any such products, or (iii) a termination or suspension of the manufacturing or marketing of such products.

3.28 Anti-Bribery Laws. No Group Company, nor any of their respective officers, directors, employees, representatives, agents, consultants, or distributors who perform or have performed services for or on behalf of any Group Company (“Associated Person”), directly or indirectly: (i) has used or is using any funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has used or is using any funds for any direct or indirect unlawful payment to any foreign or domestic Government Official; (iii) has violated or is violating any provision of, or any rule or regulation issued or has at any time engaged in any activity, practice or conduct which would constitute an offense under, (A) the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., (B) the U.S. Travel Act, 18 U.S.C. § 1952, (C) the UK Bribery Act 2010 (the “Bribery Act”), or (D) any other law, rule, regulation, or other legally binding measure of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption (collectively, “Anti-Bribery Laws”); (iv) has failed to maintain complete and accurate books and records as required by applicable Anti-Bribery Laws; (v) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (vi) has made, offered to make, promised to make, ratified or authorized the payment or giving, directly or indirectly, of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or anything of value to a foreign or domestic Government Official to secure or attempt to secure any improper business advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business; (vii) has been subjected to any investigation by any Governmental Authority with regard to any alleged or reported violation of any applicable Anti-Bribery Law; or (viii) has otherwise taken any action that has caused, or would reasonably be expected to cause any Group Company to be in violation of any applicable Anti-Bribery Law. To the Knowledge of the Company, no Associated Person has bribed another person (within the meaning given in section 7(3) of the Bribery Act) intending to obtain or retain business or an advantage in the conduct of business for a Group Company No Group Company nor any Associated Person is or for the period after January 1, 2008, has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offense or alleged offense under the Bribery Act or any other anti-corruption Laws, and no such investigation inquiry or proceedings have been threatened or are pending and to the Knowledge of the Company there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

3.29 Export Control Laws. No Group Company, nor any of their respective officers or directors, is a Person that appears on any list maintained by any Governmental Authority that restricts such Person’s rights relating to the export of goods or technology (a “Restricted Party”), including (a) a Person that appears on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury “OFAC”); or (b) a Person or country with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) who is otherwise prohibited from dealing under the OFAC Regulations. No Group Company is, directly or indirectly, owned or controlled by, or under common control with, or, to the Knowledge of the Company, acting for the benefit of or on behalf of any Restricted Party. For the period after January 1, 2008, the Group Companies have complied, and are in compliance, with all national and international Laws promulgated by any Governmental Authorities or other authorities with regard to the exportation of goods, devices, technology or software, and have held, and currently hold, all necessary licenses with respect to the foregoing. Specifically, but without limitation of the foregoing, for the period after January 1, 2008, no Group Company has exported or re-exported any goods, devices, technology or software in any manner that violates any applicable national or international export control Law.

3.30 Related Party Transactions. Except as set forth on Schedule 3.30, no Group Company is currently a party to, and since January 1, 2008 has not been a party to, any agreement, arrangement, or understanding under which such Group Company or its Insiders (i) has borrowed any monies from or has outstanding any Indebtedness or other similar obligations to a Group Company or its Affiliates; (ii) owns any direct or indirect interest of any kind in, or is a governor, manager, director, officer, member, employee, partner, equity owner, consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person that (x) is a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of a Group Company, or (y) participates in any transaction to which a Group Company is a party; or (iii) is or has been a party to any agreement, arrangement, understanding or transaction with a Group Company.

3.31 Insolvency. No Group Company (i) is insolvent or unable to pay its debts within the meaning of the UK Insolvency Act 1986 or any other applicable insolvency Law, or (ii) has stopped paying its debts as they fall due. No step has been taken to initiate any process by or under which (i) the ability of the creditors of any Group Company to take any action to enforce their debts is suspended, restricted or prevented, (ii) some or all of the creditors of any Group Company accept, by agreement, company voluntary arrangement, or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums, (iii) a Person is appointed to manage the affairs, business and assets of any Group Company on behalf of that Group Company’s creditors, or (iv) the holder of an Encumbrance over any Group Company’s assets is appointed, or appoints another Person, to control the business and assets of that Group Company. In relation to each Group Company, (i) no liquidator, administrator, administrative receiver or other receiver has been appointed, (ii) no documents have been filed with the court for the appointment of an administrator, a receiver or a liquidator, and (iii) no notice of an intention to appoint an administrator has been given by that Group Company, its directors or by any Encumbrance holder (including a qualifying floating charge holder (as defined in paragraph 14 of schedule B1 of the UK Insolvency Act 1986)). Except as set forth on Schedule 3.31, no process has been initiated that could lead to any Group Company going into liquidation or being dissolved and its assets being distributed among its creditors, shareholders or other contributors. No distress, execution or other process has been levied on an asset of any Group Company. No asset of any Group Company has been acquired or sold for a consideration otherwise than for market value.

3.32 No Material Adverse Effect. Since January 1, 2012, there has not been any Material Adverse Effect.

3.33 Disclosure. No representation or warranty by the Company, the Operating Subsidiary or any Seller in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.34 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of the Sellers, the Company or any of the Company’s Subsidiaries, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, the Company or any of the Company’s Subsidiaries, including any representation or warranty as to the accuracy or completeness of any information, regarding the Company or its Subsidiaries furnished or made available to Buyer and its representatives (including the Confidential Information Memorandum prepared by Brown Gibbons Lang & Company dated November, 2012 and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Operating Subsidiary, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, solely with respect to herself, himself or itself, represents and warrants to the Buyer that the following statements in this Article IV are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing (unless the particular statement speaks expressly as of another date or time, in which case it is true, correct and complete as of such other date or time), subject, in any case, to the exceptions listed in the Disclosure Schedules, which exceptions shall be deemed to be representations and warranties as if made hereunder:

4.1 Organization. If such Seller is not a natural person, such Seller (a) is duly organized and validly existing under the Laws of the jurisdiction in which it is organized, and (b) has the organizational power and authority to own the Shares held by such Seller, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.2 Authorization. If such Seller is not a natural person, the execution and delivery of this Agreement, the performance by such Seller of its obligations under this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Buyer) this Agreement is a valid and binding obligation of such Seller enforceable against him, her or it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency Laws and related decisions affecting creditors’ rights generally.

4.3 No Conflict. None of the execution and delivery of this Agreement by such Seller, the performance by such Seller of his, her or its obligations hereunder or the consummation by such Seller of the transactions contemplated hereby (with or without the giving of notice or the passage of time, or both), will (a) conflict with or violate any Law or Governmental Order to which such Seller is subject or by which such Seller or any of his, her or its Assets is bound, (b) if such Seller is not a natural person, conflict with, violate, result in a breach of or constitute a default under any provision of the organizational documents of such Seller, or (c) conflict with, violate, result in a breach of or constitute a default under, or result in the creation of any Encumbrance under, any contract or material liability to which such Seller is a party or by which he, she or it is bound or to which any of his, her or its Affiliates is subject.

4.4 No Consent. No consent, approval, Governmental Order or authorization of, or registration, qualification, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to such Seller in connection with any of the execution and delivery by such Person of this Agreement or any other instrument or agreement contemplated hereby, the performance by such Seller of his, her or its obligations hereunder or thereunder, or the consummation by such Seller of the transactions contemplated hereby or thereby (with or without the giving of notice or the passage of time, or both).

4.5 Ownership of Securities. Such Seller holds and owns of record all right, title and interest in and to the Shares listed opposite the name of such Seller on the Seller Schedule free and clear of all Encumbrances. The Seller owns no, and has no right or obligation to acquire any, other or additional share capital or other securities of any type or nature of any Group Company.

4.6 Agreements with the Company. Except as listed by the Company on Schedule 3.10, neither the Seller nor any of its Affiliates is a party or otherwise subject to any Contract to which any Group Company is a party or by which any Group Company or any of the assets of any Group Company is bound.

4.7 Litigation. There is no action, suit, claim, investigation or other legal proceeding (including arbitration proceedings) pending or, to the Knowledge of such Seller, threatened against such Seller that relates to or affects the Shares held by such Seller or the ability of such Seller to enter into this Agreement or consummate the transactions contemplated hereby, and there are no Governmental Orders against such Seller that relates to or affects the Shares held by such Seller or the ability of such Seller to enter into this Agreement or consummate the transactions contemplated hereby.

4.8 Insolvency. Such Seller has not been declared bankrupt or entered into any composition or arrangement, is not insolvent or unable to pay its debts within the meaning of the UK Insolvency Act 1986 or any other applicable insolvency Law and has not stopped paying its debts as they fall due. No step has been taken to initiate any process by or under which (i) the ability of the creditors of such Seller to take any action to enforce their debts is suspended, restricted or prevented, (ii) some or all of the creditors of such Seller accept, by agreement, company voluntary arrangement, or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums, (iii) a Person is appointed to manage the affairs, business and assets of such Seller on behalf of such Seller’s creditors, or (iv) the holder of an Encumbrance over such Seller’s assets is appointed, or appoints another Person, to control the business and assets of such Seller. In relation to such Seller, (i) no liquidator, administrator, administrative receiver or other receiver has been appointed, (ii) no documents have been filed with the court for the appointment of an administrator, a receiver or a liquidator, and (iii) no notice of an intention to appoint an administrator has been given by such Seller, any of its directors or by any Encumbrance holder (including a qualifying floating charge holder (as defined in paragraph 14 of schedule B1 of the UK Insolvency Act 1986)). No process has been initiated that could lead to such Seller going into liquidation or being dissolved and its assets being distributed among its creditors, shareholders or other contributors. No distress, execution or other process has been levied on an asset of such Seller. No asset of such Seller has been acquired or sold for a consideration otherwise than for market value.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article V are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing (unless the particular statement speaks expressly as of another date or time, in which case it is true, correct and complete as of such other date or time):

5.1 Organization and Authority of Buyer. Buyer is a corporation duly organized and validly existing under the Laws of the state of Minnesota. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Articles of Incorporation or Bylaws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party and that is filed as an exhibit to the filings of Parent under the Securities Exchange Act of 1934, as amended, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

5.3 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

5.5 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

5.6 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1 Conduct of Business Prior to the Closing.

(a) From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each Group Company will, and the Sellers will cause the Group Companies to: (a) conduct its business in the ordinary course of business; and (b) use best efforts to maintain and preserve intact its current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with it. Without limiting the foregoing, from the date hereof until the Closing Date, no Group Company will, except as otherwise provided in this Agreement or as expressly required by Law, without the prior written consent of Buyer:

(i) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of capital stock outstanding on the date hereof;

(ii) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock;

(iii) split, combine, subdivide or reclassify any shares of capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or otherwise make any payments to shareholders in their capacity as such;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Group Company or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its Subsidiaries;

(v) amend the organizational documents of any Group Company in a manner that would limit the ability of any Group Company to remove or replace the directors and officers of such Group Company without cause or to prevent or materially impede, interfere with, hinder or delay the consummation by any Group Company of the transactions contemplated by this Agreement;

(vi) enter into an employment agreement with or otherwise hire any senior management personnel, or terminate any senior management personnel;

(vii) (A) grant to any current or former director or officer of any Group Company any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation, except to the extent expressly required under any Benefit Plan as in effect as of the date of this Agreement, (B) grant to any current or former employee of any Group Company (other than directors or officers) any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation, except to employees in the ordinary course of business, or to the extent expressly required under any Benefit Plan as in effect as of the date of this

Agreement, (C) grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, except (1) with respect to new hires, in the ordinary course of business, or (2) to the extent expressly required under any Benefit Plan as in effect as of the date of this Agreement, (D) enter into or adopt any Benefit Plan or amend in any respect any Benefit Plan, or (E) amend, change or modify the terms of any existing equity grants;

(viii) enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any equity plan or Benefit Plan maintained by any Group Company as of the date of this Agreement;

(ix) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in US GAAP or UK GAAP after the date of this Agreement;

(x) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof;

(xi) other than purchases and sales of inventory and supplies in the ordinary course of business, (A) acquire or agree to acquire any tangible properties or assets, or (B) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise dispose of, other than dispositions to any Group Company, any tangible properties or assets or any interests therein;

(xii) encumber or subject to any Lien any tangible properties or assets or any interests therein, other than Permitted Encumbrances;

(xiii) (A) make or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to material Taxes or enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund or (B) change its fiscal year;

(xiv) except as necessary in the ordinary course of business, grant or acquire, agree to grant to or acquire from any person, or dispose of or permit to lapse any rights to any Intellectual Property, or disclose to any person (other than Buyer and its Representatives) any material trade secrets;

(xv) incur any Indebtedness, other than in the ordinary course of business;

(xvi) make, or agree or commit to make, any capital expenditures, except for capital expenditures amounting to less than $50,000 in the aggregate;

(xvii) enter into or amend any agreement or take any other action if such agreement, amendment or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement;

(xviii) enter into or amend any Material Contract, except for the Material Contracts to which the Buyer consents;

(xix) voluntarily contribute or commit cash or funds to any Benefit Plan or any administrator thereof;

(xx) file for any Permit outside of the ordinary course of business;

(xxi) settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration or proceeding (legal, regulatory or otherwise);

(xxii) take any action that would reasonably be expected to (A) materially restrict or impede the consummation of the transactions contemplated by this Agreement or (B) cause any of the conditions to the Closing set forth in Article VIII hereof to fail to be satisfied as of the Closing Date;

(xxiii) cause a Group Company to take or permit any action that would cause any of the changes, events or conditions described in Section 3.9 to occur; and

(xxiv) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

(b) From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Buyer, no Seller will sell, give, gift, assign, bequeath, transfer by will or descent, pledge, encumber or otherwise transfer any Shares.

6.2 Access to Information. From the date hereof until the Closing, the Group Companies will, and the Sellers will cause the Group Companies to: (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the real property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Group Companies; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Group Companies and the Former Group Companies as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers, the Company and the Operating Subsidiary to cooperate with Buyer in its investigation of the Group Companies and the Former Group Companies; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Operating Subsidiary under the supervision of the Operating Subsidiary’s personnel and in such a manner as not to materially interfere with the normal operations of the Operating Subsidiary. Notwithstanding anything to the contrary in this Agreement, no Group Company shall be required to disclose any information to Buyer if such disclosure would, in the sole and reasonable judgment of the Company or the Operating Subsidiary: (i) jeopardize any attorney-client or other privilege; or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Operating Subsidiary, which will not be unreasonably withheld, Buyer shall not contact any suppliers to, or customers of, the Operating

Subsidiary and Buyer shall have no right to perform invasive or subsurface investigations of the real property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2. No information received pursuant to an investigation made under this Section 6.2 will be deemed to (i) qualify, modify, waive, amend or otherwise affect any representations, warranties, covenants or other agreements of any Group Company or Seller set forth in this Agreement or any certificate or other instrument delivered to Buyer in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Disclosure Schedules, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VIII hereof.

6.3 Notice of Certain Events; Supplement to Disclosure Schedules.

(a) From the date hereof until the Closing, Sellers, the Company and the Operating Subsidiary will promptly notify Buyer in writing of: (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers, the Company or the Operating Subsidiary hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VIII to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or Group Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or that relate to the consummation of the transactions contemplated by this Agreement.

(b) Should any such fact or condition require any change in the Disclosure Schedules if the Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a proposed supplement or amendment to the Disclosure Schedules specifying such change (each a “Schedule Supplement”). Any Schedule Supplement will require Buyer’s prior written approval, in its discretion.

(c) Buyer’s receipt of information pursuant to this Section 6.3 will not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers, the Company and the Operating Subsidiary in this Agreement. Buyer may, but is not obligated to, terminate this Agreement if any such information relates to an event, development or occurrence that would result in, or reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2 to be satisfied. Buyer’s failure to terminate this Agreement will not affect its rights to indemnification under Section 9.2.

6.4 Resignations. The Company shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of each Group Company at least two (2) Business Days prior to the Closing.

6.5 Plant Closings and Mass Layoffs. For a period of 90 days following the Closing Date, Buyer shall not, and shall cause the Operating Company not to, terminate the employment of employees of the Operating Subsidiary to the extent such termination would result in liability under the WARN Act to the Sellers.

6.6 Director and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by any of the Group Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of any of the Group Companies, or who, while a director or officer of any of the Group Companies, is or was serving at a Group Company’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, as provided by Law or in the organizational documents of the Group Companies, in each case as in effect on the date of this Agreement, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years from the Closing Date.

(b) The Group Companies shall, and Sellers shall cause the Group Companies to obtain as of the Closing Date, at the sole expense of Sellers, “tail” directors’ and officers’ liability insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Group Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). This covenant will not be considered satisfied by the Sellers, the Company or the Operating Subsidiary in all material respects if such parties fail to obtain such “tail” insurance.

6.7 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement is binding upon Buyer, remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement; provided, that Buyer’s obligations under the Confidentiality Agreement will terminate upon the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.7 shall nonetheless continue in full force and effect. From and after the Closing, Sellers will, and will cause their Affiliates to, hold, and will use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning each Group Company, except to the extent that a Seller shows that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or their respective

Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller will promptly notify Buyer in writing and use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. To the extent that such Seller is unable to obtain such a protection order or is otherwise compelled to disclose such information, such Seller will disclose only that portion of such information that such Seller is advised by its counsel in writing is legally required to be disclosed.

6.8 Governmental Approvals and Other Third-party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties to this Agreement shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. Buyer and Sellers will equally split all filing fees payable under the HSR Act.

(b) Without limiting the generality of their undertakings pursuant to this Section 6.8, each party agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties to this Agreement to close the transactions contemplated by this Agreement as promptly as possible; provided, that nothing in this Agreement will require, or be construed to require, Buyer or any of its Affiliates to or agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Group Companies or any of their respective Affiliates, or otherwise take any actions that would limit the freedom of action of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests that, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement. In the event and for so long as Buyer is litigating, contesting or defending against any claim relating to the completion of the transactions contemplated hereunder or relating to circumstances or activities occurring on or prior to Closing involving any Seller, each Seller will cooperate (and make appropriate representatives available to cooperate) with Buyer as reasonably necessary in connection therewith, and Buyer will reimburse Seller for its reasonable out-of-pocket costs related thereto.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers, the Company and the Operating Subsidiary with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereto in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) The Company and the Operating Subsidiary shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 8.2(h) and such other notices and consents as are reasonably requested by Buyer, including, but not limited to, providing financial statements and other financial information as third parties may request, reasonably agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties, and executing agreements to effect the assumption of such agreements on or before the Closing; provided, however, that neither Sellers, the Company, the Operating Subsidiary nor any other Group Company shall be obligated to pay or provide any consideration therefor to any third party from whom consent or approval is requested. Buyer will reasonably cooperate with the Company and the Operating Subsidiary in obtaining any such consents by, at the reasonable request of the Company or the Operating Subsidiary, providing financial statements and other financial information of Buyer as third parties may reasonably request, reasonably agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties, or executing agreements to effect the assumption of such agreements effective as of the Closing.

6.9 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers or the Group Companies and in connection with Tax and financial audits and reporting of Sellers arising in the ordinary course of business, for a period of six (6) years after the Closing or such longer period as may be required by Law, Buyer shall:

(i) retain the books and records of the Group Companies relating to periods prior to the Closing in a manner reasonably consistent with Buyer’s document retention policies and practices; and

(ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records; provided that the access and use by Sellers of any information contained in such books and records is limited to the purposes described above and it subject to the confidentiality obligations under Section 6.7.

(b) Sellers will not retain any books or records relating to the Group Companies and will, promptly after the Closing, provide such books and records to Buyer; provided, that Sellers may retain copies of such information necessary for Sellers’ Tax and audit reporting.

(c) Neither Buyer, Sellers, nor any of the Group Companies shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.9 where such access would violate any Law.

6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company and Operating Subsidiary to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

6.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, Buyer and Parent may include disclosures relating to this Agreement and the transactions contemplated herein in Parent’s filings with the SEC, and otherwise as required by the SEC and Nasdaq, without seeking approval from, or consulting with, any other parties hereto; provided, that Buyer will provide Sellers’ Representative with written notice of any such disclosures made prior to the Closing, except to the extent that any such disclosures are substantially similar to the information contained in previous public disclosures made by Buyer or Parent.

6.12 Further Assurances. Following the Closing, each of the parties to this Agreement shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

6.13 Transfer Taxes. Except as set forth in the next sentence, all U.S. and foreign transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, including all such Taxes and fees imposed by the United Kingdom on the transfer of the Shares by Sellers to Buyer, shall be borne and paid by Sellers when due. Notwithstanding the foregoing, the Buyer will be responsible for and pay any UK stamp duty arising under Schedule 13 to the Finance Act 1999 on the transfer of the Shares pursuant to this Agreement. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).

6.14 No Solicitation of Other Bids.

(a) No Seller will, and the Company and the Operating Subsidiary will not, and no Seller or the Company or the Operating Subsidiary will authorize or permit any of its Affiliates (including each Group Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) discuss or negotiate with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller, the Company and the Operating Subsidiary will immediately cease and cause to be terminated, and will cause its Affiliates (including each Group Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b) In addition to the other obligations under this Section 6.14, each Seller, the Company and the Operating Subsidiary will promptly (and in any event within one Business Day after receipt thereof by such party or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Each Seller, the Company and the Operating Subsidiary agrees that the rights and remedies for noncompliance with this Section 6.14 will include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.15 Release by Sellers.

(a) Except as hereinafter provided, each Seller, on such Seller’s own behalf and on behalf of its respective parents, subsidiaries, affiliates, officers, directors, agents, employees and its or their respective successors and assigns (collectively with such Seller, the “Releasors”), effective on the Closing Date, irrevocably and unconditionally releases, waives and forever discharges the Buyer and the Parent and each of the Company, the Operating Subsidiary, the other Group Companies, and their respective officers, directors, partners, predecessors, affiliates, agents and employees and their respective successors or assigns (collectively, the “Releasees”), from any and all actions, causes of action, suits, debts, covenants, contracts, claims, demands, damages, losses, costs, expenses, penalties, rights, remedies and liabilities or proceedings of any nature of whatsoever kind or nature, in law or equity, past or present, known or unknown, that they have ever had from the beginning of time, now have, or hereafter can, will or may have or in the future may assert, whether known or unknown, fixed or contingent (collectively, “Claims”) against any Releasee, but only to the extent arising from any act, omission, event or transaction occurring on or prior to the Closing, including the ownership of the Shares by such Seller (collectively, the “Released Claims”). For the avoidance of doubt, this Section 6.15 does not release the Releasees with respect to claims arising out of, based on or resulting from (i) this Agreement or (ii) if a Seller is an employee of the Company, any Claims for salary or wages due to such Seller solely in such employee capacity or (iii) if a Seller is now or has been at any time prior to the Closing Date an officer or director of any of the Group Companies, or who, while a director or officer of any of the Group Companies, is or was serving at a Group Company’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, as to claims of indemnification, advancement of expenses or exculpations to the extent such indemnification, advancement or exculpation is required under arrangements identified in Section 6.6(a).

(b) Each Seller represents and warrants that there has been no sale, assignment, transfer, encumbrance, pledge or any other disposal of any interest in any Released Claim.

(c) Each Seller hereby expressly waives any rights such Seller or any Releasor may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Claims that such Releasor does not know or suspect to exist in such Releasor’s favor at the time of executing this Agreement or at the Closing. Each Seller understands and acknowledges that it and any Releasor may discover facts different from, or in addition to, those that it currently knows or believes to be true with respect to the claims released herein and agrees that the terms of this Section 6.15 will be and remain effective in all respects, notwithstanding any subsequent discovery of different or additional facts.

(d) Each Seller irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action or proceeding of any kind against any Releasee, based upon or in connection with any matter purported to be released pursuant to this Section 6.15.

ARTICLE VII

TAX MATTERS

7.1 Preparation of Tax Returns.

(a) The Buyer shall prepare or cause to be prepared, and file or cause to be filed, at the sole expense of the Buyer all Tax Returns for each Group Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice (except to the extent there is no reasonable basis therefor, or a change in Law or fact). The Buyer will deliver to the Sellers’ Representative a copy of each such Tax Return at least fourteen (14) days prior to filing. The Sellers’ Representative shall have ten (10) days after receipt of any such Tax Return to provide the Buyer with comments on the Tax Return and the Buyer shall consider all comments made by the Sellers’ Representative with respect thereto in good faith. If, after the Buyer’s receipt of the Sellers’ Representative’s comments, there is a dispute between the Sellers’ Representative and the Buyer with respect to any such Tax Return, the dispute shall be resolved according to the procedures described in Section 7.7. As soon as practicable following the preparation of such Tax Return, the Sellers’ Representative and the Buyer shall deliver joint written instructions to the Escrow Agent to pay and deliver to the Buyer out of the Escrow Funds all Taxes as finally determined in accordance with Section 7.7 (except to the extent that such Taxes were included in the Closing Date Working Capital calculation), if any, imposed on any Group Company with respect to such Tax Return and the Buyer shall remit to the appropriate Governmental Authority the amount of the Taxes so disbursed to the Buyer at the time the Buyer files (or causes to be filed) such Tax Return with the appropriate Governmental Authority. If a dispute with respect to a Tax Return described in this Section 7.1 has not been resolved prior to the due date of such Tax Return, the Buyer shall have the right to file (or cause to be filed) such Tax Return and shall file (or cause to be filed) an amended Tax Return, if needed, after the dispute has been resolved, and the preceding sentence shall apply with respect to both the original Tax Return as filed by the Buyer and the amended Tax Return (if any). All refunds or other benefits received by the Group Companies with respect to all Tax periods ending on or before the Closing Date (“Refunds”) shall be remitted to the Sellers’ Representative, for the benefit of Sellers; provided, however, that Sellers shall not be entitled to the portion of any Refunds resulting from a carry back of a net operating loss, Tax credit or similar item sustained or arising in any period (or portion thereof) ending after the Closing Date with respect to the Company or any of its Subsidiaries.

(b) The Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of each Group Company with respect to periods ending after the Closing Date, and shall pay or cause to be paid all Taxes of each Group Company shown thereon or otherwise imposed on or payable by each Group Company with respect to any such period; provided, however, that, as soon as practicable following the preparation of such Tax Returns, the Sellers’ Representative and the Buyer shall deliver joint written instructions to the Escrow Agent to pay and deliver to the Buyer out of the Escrow Funds all Taxes as finally determined in accordance with Section 7.7 (except to the extent that such Taxes were included in the Closing Date Working Capital calculation), if any, imposed on any Group Company to reimburse the Buyer to the extent any payment the Buyer is required to make relates to the portion of any Straddle Period ending on the close of business on the Closing Date, as determined pursuant to this Section 7.1. All Taxes of any Group Company that relate to any taxable year or period that includes but does not end on the Closing Date (each such period, a “Straddle Period”) shall be apportioned between the Sellers, on the one hand, and the Buyer, on the other hand, as follows: (i) in the case of Taxes other than income, profit, gains, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, profit, gains, sales and use and withholding Taxes, as determined from the books and records of the Group Companies as though the taxable year of each Group Company terminated at the close of business on the Closing Date.

7.2 Cooperation and Assistance. The Buyer, the Sellers and the Sellers’ Representative shall reasonably cooperate, and shall cause their respective Affiliates and Representatives to reasonably cooperate, in preparing and filing all Tax Returns and amended Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records reasonably necessary in connection with such Tax matters and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

7.3 Tax Sharing Agreements. Any and all Tax sharing agreements or practices to which any Group Company is a party or otherwise subject shall be terminated as of the Closing Date and after the Closing Date no Group Company shall be bound thereby, have any liability thereunder, or make any payment thereunder.

7.4 Tax Elections; Waivers; Settlement or Compromise. Except as otherwise expressly permitted by the terms of this Agreement, between the date hereof and the Closing Date, no Group Company shall, without the prior written consent of the Buyer, make any election regarding Taxes, execute any waiver of restrictions on assessment or collection of any Tax, or settle or compromise any claim regarding any Tax.

7.5 Amended Returns and Retroactive Election. Except as required by applicable Law or a Governmental Order, Buyer shall not, and shall not cause or permit any Group Company to, (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or Straddle Period, in each case without the prior written consent of Sellers’ Representative, unless such consent is unreasonably delayed or withheld; provided, however, that the withholding of consent to any such amendment or election that would increase any monetary liability of Sellers in the aggregate with respect to Taxes shall be deemed to be reasonably withheld.

7.6 Tax Claims.

(a) After the Closing, each of the Buyer and the Sellers’ Representative shall promptly notify the other party in writing upon receipt (in the case of the Representative, by either the Representative or any Seller) of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim relating to Taxes (“Tax Claim”) with respect to Losses for which the Sellers could be liable under this Agreement; provided, however, that Buyer’s delay or failure to so notify the Sellers’ Representative shall only relieve the Sellers of their obligations to the extent, if at all, that they are materially prejudiced by reason of such delay or failure.

(b) The Buyer will control, without affecting its rights to indemnification under this Agreement, the defense of all Tax Claims; provided, however, that the Sellers’ Representative and its counsel (at the Sellers’ Representative’s sole expense) may participate in (but not control the conduct of) the defense of any such Tax Claim; provided, further, that the Buyer may not settle or compromise any Tax Claim relating to a taxable period that ends on or before the Closing Date or, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date, without the Sellers’ Representative’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Disputes concerning whether or not consent of the Sellers’ Representative has been unreasonably withheld, conditioned or delayed will be referred to the Independent Accountant pursuant to Section 7.7 below for resolution.

7.7 Dispute Resolution for Tax Matters. With respect to any dispute, controversy or claim relating to Taxes between the Buyer and any Group Company (prior to the Closing), or between the Buyer and the Sellers’ Representative (for any Tax for which an indemnity claim may exist), the Buyer and the Company or the Sellers’ Representative, as applicable, shall cooperate in good faith to resolve such dispute, controversy or claim between them for a period of twenty Business Days from the date written notice of such dispute, controversy or claim is received by the Buyer or the Sellers’ Representative, as the case may be; but if the applicable parties are unable to resolve such dispute, controversy or claim, the parties shall submit the dispute, controversy or claim for resolution, which resolution shall be final, conclusive and binding on the parties, to the Independent Accountant or a mutually agreed upon tax lawyer who is (i) a partner in a law firm; (ii) familiar with transactions or operations of the sort at issue; and (iii) independent with respect to each party. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accountants relating to any dispute as to the amount of Taxes owed shall be paid by the Buyer, on the one hand, and the Sellers’ Representative, on the other hand, in proportion to each party’s respective liability for the portion of the Taxes in dispute, as determined by the Independent Accountants.

7.8 Tax Information. On or before the Closing Date, the Company shall deliver to the Buyer any information regarding the Sellers that may be required under Code section 6043A with respect to the transactions contemplated by this Agreement. If there is any inconsistency between a provision of this Article VII and any other provision of this Agreement with respect to Tax matters, the provisions of this Article VII shall prevail.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities, if any, referred to in Section 3.4 and Buyer shall have received all consents, authorizations, orders, if any, and approvals from the Governmental Authorities referred to in Section 5.2, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.

(i) Other than the representations and warranties contained in Sections 3.3 and 3.31, all representations and warranties of the Company, the Operating Subsidiary and the Sellers contained in Article III of this Agreement shall be true, correct and complete in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), without giving effect to any amendment or supplement to the Disclosure Schedules. The representations and warranties contained in Sections 3.3 and 3.31 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), without giving effect to any amendment or supplement to the Disclosure Schedules.

(ii) Other than the representations and warranties contained in Section 4.5, all representations and warranties of the Sellers contained in this Article IV of this Agreement shall be true, correct and complete in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date), without giving effect to any amendment or supplement to the Disclosure Schedules. The representations and warranties contained in Section 4.5 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, without giving effect to any amendment or supplement to the Disclosure Schedules.

(b) Performance of Agreements.

(i) The Company and Operating Subsidiary shall have performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by it pursuant to the terms hereof on or prior to the Closing Date.

(ii) Each Seller shall have performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by him, her or it pursuant to the terms hereof on or prior to the Closing Date.

(c) Compliance Certificates. The Company and the Operating Subsidiary shall have delivered to the Buyer certificates, dated the Closing Date, executed on the Company’s and the Operating Subsidiary’s behalf by their Chief Executive Officer and Chief Financial Officer, as to the fulfillment of the conditions set forth in Section 8.2(a)(i) and Section 8.2(b)(i). Each Seller shall have delivered to the Buyer a certificate, dated the Closing Date, executed by such Seller on such Seller’s behalf by a duly authorized officer of such Seller, as to the fulfillment of the conditions set forth in Section 8.2(a)(ii) and Section 8.2(b)(ii).

(d) Instruments of Transfer. The Sellers shall have delivered instruments of transfer of the Shares executed by the registered holders thereof in favor of Buyer;

(e) Corporate Authority. The Buyer shall have received (i) copies of the resolutions duly adopted by the Board of Directors of the Company and the Operating Subsidiary authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) copies of the organizational documents of the Company and the Operating Subsidiary, in each case certified as true, correct and unmodified as of the Closing Date by the Secretary or an Assistant Secretary of the Company and the Operating Subsidiary, as applicable.

(f) Good Standing. The Buyer shall have received (i) a certificate issued by the Massachusetts Secretary of State as to the good standing of the Operating Subsidiary, and (ii) certificates issued by the applicable authorities in each jurisdiction referred to on Schedule 3.1 as to the good standing of each Group Company, in each case as of a date reasonably acceptable to the Buyer.

(g) Closing Statement. The Buyer shall have received the Estimated Closing Working Capital Statement from the Company as required by Section 2.3(a).

(h) Consents. The Buyer shall have received (i) written consents from the parties listed on Schedule 8.2(h) to the transactions contemplated by this Agreement, and (ii) evidence reasonably satisfactory to the Buyer that all necessary and appropriate notices of the transactions contemplated by this Agreement have been given to third parties listed on Schedule 8.2(h).

(i) Pay-off Letters. The Buyer shall have received, from each holder of any Indebtedness of any Group Company, (i) a duly executed pay-off letter and release setting forth the total amount of outstanding indebtedness due such Person, including accrued interest and any prepayment fees or penalties, as of the Closing Date, (ii) if applicable, a sworn and completed Form MR04, and (iii) if applicable, letters of non-crystallisation of floating charges, and the Encumbrances set forth on Schedule 8.2(i) shall have been released.

(j) Resignation of Directors and Officers. Each officer and director of each Group Company shall have tendered his or her resignation as such, in a form reasonably acceptable to the Buyer, which resignations shall be effective no later than the Closing.

(k) Incumbency. Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Company, the Operating Subsidiary and the Sellers that are entities certifying the names and signatures of the officers of such parties authorized to sign this Agreement and the Related Documents.

(l) Escrow Agreement. The Sellers’ Representative (on behalf of the Sellers) and the Escrow Agent shall have executed and delivered to the Buyer the Escrow Agreement.

(m) Related-Party Transactions. The Company shall have terminated, paid-off or eliminated all transactions, obligations, contracts or commitments to Sellers and any other of their Affiliates.

(n) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(o) Employment Agreements. Michael Thomas shall have executed a Consulting Agreement with Buyer and Matthew Rice shall have executed an Employment Agreement with the Operating Subsidiary in substantially the forms attached hereto as Exhibits C-1 and C-2.

(p) Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements. Michael Thomas and Randy Byrd shall have executed Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements with Buyer in substantially the form attached hereto as Exhibit D.

(q) FIRPTA Certificate. Buyer will have received from the Operating Subsidiary not more than 30 days prior to the Closing, a certificate in such form as may be reasonably requested by counsel for the Buyer certifying that the Operating Subsidiary is not on the date of the certificate a United States real property holding company as that term is defined in Code Section 897(c)(2), and has not been such during the five year period immediately preceding the date of such certificate.

(r) UK Legal Opinion. Buyer will have received opinions of counsel to the Company and Sellers in substantially the forms attached hereto as Exhibits E-1, E-2 and E-3.

8.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained in Article V shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Performance of Agreements. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Compliance Certificates. Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Corporate Authority. Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e) Incumbency. Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the Related Documents.

(f) Escrow Agreement. The Escrow Agent and Buyer shall have executed and delivered the Escrow Agreement to Sellers.

(g) Purchase Price Escrow. Buyer shall have delivered to Escrow Agent an amount equal to the Escrow Deposit and to Sellers cash in an amount equal to the Purchase Price in each instance by wire transfer in immediately available funds.

ARTICLE IX

INDEMNIFICATION

9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties in Sections 3.1, 3.2, 3.3, 3.11(a), 3.16, 3.17, 3.19, 3.20, 3.24(b), 4.1, 4.2 and 4.5 (the “Excluded Representations”) will survive (i) in the case of Sections 3.16, 3.17 and 3.19, until the expiration of the applicable statute of limitations with respect to such matters, plus 60 days (but, in the case of Section 3.19 with respect to Taxes imposed by any UK Governmental Authority, not less than seven years from the Closing Date) and (ii) in the case of the other Excluded Representations, indefinitely. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. No claim for indemnification may be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 9.1, and the failure to assert any such claim prior to the date provided in this Section 9.1 shall be deemed a waiver of such claim.

9.2 Indemnification by Sellers. Subject to the other terms and conditions of this Article IX, the Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including, following the Closing, the Group Companies) and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company or the Operating Subsidiary contained in Article III of this Agreement or in any of the Related Documents;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers, the Company or the Operating Subsidiary under this Agreement or any of the Related Documents;

(c) any matters relating to (i) the Former Group Companies (ii) the dissolution or liquidation of Univak Plc and Richards Pension Trustees Limited, and (iii) the organization, ownership, operations, business or conduct of the UK Group Companies prior to the Closing; or

(d) Section 2(b) of the Consulting Agreement, dated July 1, 2012, between the Operating Subsidiary and Danforth Advisors, LLC.

9.3 Indemnification with Respect to Each Seller. Subject to the terms and conditions of this Article IX, the Sellers shall, jointly and severally, indemnify and defend the Buyer Indemnified Parties against, and shall hold the Buyer Indemnified Parties harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy, or breach of any representation or warranty of any Seller in Article IV of this Agreement; or

(b) any breach or non-fulfillment of, any covenant, agreement or obligation of any Seller under this Agreement.

9.4 Indemnification by Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify each of Sellers and their Affiliates and their respective Representatives, successors and assigns (collectively, the “Sellers Indemnified Parties”) against, and shall hold the Sellers Indemnified Parties harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any of the Related Documents; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer under this Agreement or any of the Related Documents.

9.5 Certain Limitations. The indemnification provided for in Sections 9.2, 9.3 and 9.4 shall be subject to the following limitations:

(a) The Sellers shall not be liable to the Buyer for indemnification under Section 9.2(a) or 9.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) or 9.3(a) exceeds $500,000.00 (the “Deductible”), in which event the Sellers shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Buyer may be entitled to indemnification under Section 9.2(a) or 9.3(a), as the case may be, the Sellers shall not be liable for any individual Losses or series of related Losses which do not exceed $10,000.00 (“De Minimis Losses”). The De Minimis Losses shall not be counted toward the Deductible applicable to the Sellers, unless all such De Minimis Losses exceed $50,000.00 in the aggregate, in which case all such De Minimis Losses will be counted toward such Deductible.

(b) The aggregate amount of all Losses for which the Sellers shall be liable (i) pursuant to Section 9.2(a) or 9.3(a), as the case may be, shall not exceed $13,000,000.00; and (ii) pursuant to Section 9.2(c) shall not exceed $50,000,000.

(c) Notwithstanding the foregoing, the limitations contained in Sections 9.5(a) and 9.5(b) will not limit the Sellers’ obligations to indemnify the Buyer Indemnified Parties in respect of any Losses that any Buyer Indemnified Party may suffer, sustain, or become subject to, as a result of fraud or intentional misrepresentation or with respect to the Excluded Representations; provided, that the aggregate amount of all Losses for which the Sellers shall be liable under this Agreement (other than Losses that any Buyer Indemnified Party may suffer, sustain, or become subject to, as a result of fraud or intentional misrepresentation) shall not exceed the Enterprise Value.

(d) No claim for indemnification may be asserted against Sellers under Section 9.2(c), unless written notice of such claim is received by Sellers’ Representative describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date that is five years from the Closing Date, and the failure to assert any such claim prior to the date provided in this Section 9.5(d) shall be deemed a waiver of such claim.

(e) Notwithstanding anything to the contrary set forth in Sections 9.2 and 9.3, no Individual Seller will be liable for more than his or her Pro Rata Share of any Losses.

(f) The Buyer shall not be liable to the Sellers for indemnification under Section 9.4(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.4(a) exceeds the Deductible, in which event Buyer shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Sellers may be entitled to indemnification under Section 9.4(a), Buyer shall not be liable for any De Minimis Losses. The De Minimis Losses of the Buyer shall not be counted toward the Deductible applicable to the Buyer, unless all such De Minimis Losses exceed $50,000.00 in the aggregate, in which case all such De Minimis Losses will be counted toward such Deductible.

(g) The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.4(a) shall not exceed $13,000,000.00. The aggregate amount of all Losses for which the Buyer shall be liable under this Agreement for matters other than Section 9.4(a) (other than Losses that any Sellers Indemnified Party may suffer, sustain, or become subject to, as a result of fraud or intentional misrepresentation) shall not exceed the Enterprise Value.

(h) Payments by the Sellers pursuant to Section 9.2(a) or 9.3(a) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Buyer (or any of the Group Companies) in respect of any such claim (net of deductibles or other Losses incurred by such Buyer Indemnified Party as a result of such claim, all direct collection expenses and any increased premium costs).

(i) Notwithstanding anything to the contrary herein, solely for the purposes of determining Losses, each representation, warranty, covenant and agreement will be deemed made without any qualifications or limitations as to materiality or words of similar import.

(j) In no event shall the Sellers be liable to the Buyer for any punitive or special damages or any damages that arise solely from the special circumstances of Buyer that have not been communicated to the Sellers (in each case, other than any such damages paid or payable to a third party).

(k) Each Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring only commercially reasonable costs to remedy the breach that gives rise to such Loss.

(l) Notwithstanding anything to the contrary herein, the right of the Buyer Indemnified Parties to indemnification, payment of Losses or other remedies will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by any such party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.

9.6 Indemnification Procedures.

(a) Third-Party Claims. If Buyer, Sellers or Sellers’ Representative or the Representatives of any of the foregoing parties (each an “Indemnified Party”) receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against any Sellers Indemnified Party or Buyer Indemnified Party with respect to which Sellers or Buyer, as the case may be (the “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Except as provided in Section 9.1, the failure to give such prompt written notice will not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by such delay. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.6(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.6(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.7) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.6(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation or adverse effect on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.6(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. Except as provided in Section 9.1, the failure to give such prompt written notice will not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the

Indemnifying Party is actually prejudiced by such delay. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

9.8 Exclusive Remedies. Subject to Sections 2.3, 6.14, 6.15, 7.6 and Section 12.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or criminal actions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other parties to this Agreement and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Article IX shall limit any Person’s right to seek and obtain (a) any equitable relief to which any Person shall be entitled or (b) any remedy on account of any party’s fraud, intentional misrepresentation or criminal actions. For the avoidance of doubt, this Section 9.8 does not limit any party’s rights with respect to any of the Related Documents.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers, the Company or Operating Subsidiary pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure is not cured by Sellers, the Company or the Operating Subsidiary within 15 Business Days of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been fulfilled, or are unable to be fulfilled, by August 17, 2013 (the “Drop Dead Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure is not cured by Buyer within 15 Business Days of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been fulfilled, or are unable to be fulfilled, by the Drop Dead Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article X and Section 6.7 and Article XI hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE XI

APPOINTMENT OF REPRESENTATIVE

11.1 Appointment. Each Seller hereby appoints Harwood Capital, LLP to act as such Seller’s sole true and lawful attorney-in-fact, agent and proxy under this Agreement and the Related Documents (the “Sellers’ Representative”), with full and exclusive power and authority, including power of substitution and resubstitution, acting in the name of and for and on behalf of such Seller (a) to amend or waive any provision of this Agreement or any Related Document, (b) to review and accept or dispute the Post-Closing Adjustment pursuant to Section 2.3(c), (c) to initiate, prosecute, contest, negotiate, defend, compromise or settle any claim for which an Indemnified Party may be entitled to indemnification under this Agreement, (d) to receive service of process in connection with any claims under this Agreement or any of the Related Documents, (e) to execute and deliver on behalf of Sellers the Related Documents, (f) to pay expenses incurred by Sellers’ Representative, on behalf of such Seller, in connection with this Agreement and the Related Documents, (g) to establish such reserves as Sellers’ Representative deems necessary or desirable, (h) allocating among, and paying to, each Seller any amounts paid to Sellers under this Agreement or the Escrow Agreement, in accordance with the Sellers Schedule, and (i) to do all other things and to take all other action under or related to this Agreement or any of the Related Documents that the Sellers’ Representative may consider necessary or proper to effectuate the transactions contemplated hereby and thereby and to resolve any dispute with the Buyer over any aspect of this Agreement and, on behalf of such Seller, to enter into any agreement to effectuate any of the foregoing, which shall have the effect of binding such Seller as if such Seller had personally entered into such an agreement. This appointment and power of attorney granted to the Sellers’ Representative shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation, dissolution or winding up of any Seller or the occurrence of any other event or events and the Sellers’ Representative may not terminate this power of attorney with respect to any Seller or any of its respective successors, assigns, heirs, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents or affiliates without the prior written consent of the Buyer. Without limiting the foregoing, any determination or resolution (in any proceeding, by agreement or otherwise) of any dispute, controversy or claim relating to this Agreement or the Related Documents or the transactions contemplated hereby and thereby to which the Sellers’ Representative (in its capacity as such) is a party shall be binding on all Sellers and their respective successors, assigns, heirs, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents and affiliates. Sellers’ Representative shall pay to each Seller such Seller’s Pro Rata Share of any amounts payable to Sellers under this Agreement or the Escrow Amount promptly upon receipt of such funds, subject to reserves for and payment of (i) expenses incurred by Sellers’ Representative on behalf of such Seller, and (ii) any contingent or accrued liability of such Seller in connection with this Agreement and the Related Documents which, in Sellers’ Representative’s sole discretion, should be reserved against or paid. Buyer will have no liability or obligation to any Seller with respect to the Sellers’ Representative’s payment, non-payment or apportionment of, or reserves relating to, such funds to Sellers.

11.2 Personal Liability. Neither the Sellers’ Representative nor any agent employed by it shall incur any liability to any Seller relating to the performance of its duties or exercise of its rights hereunder, except for actual fraud or bad faith acts by the Sellers’ Representative or pursuant to the commission by the Sellers’ Representative on a continuing basis of acts or omissions determined to be willful misconduct or grossly negligent. The Sellers’ Representative shall likewise incur no liability by reason of any error of Law or for any act or omission related thereto. Each of the Sellers hereby severally and not jointly agrees to indemnify and hold harmless the Sellers’ Representative and any agent employed by it against any loss, liability or expense incurred (a) without fraud or bad faith on the part of the Sellers’ Representative and (b)

other than pursuant to the commission by the Sellers’ Representative of acts or omissions determined to be willful misconduct or grossly negligent arising out of or in connection with its performance or exercise of obligations and rights under this Agreement. To the extent the Sellers’ Representative is entitled to indemnification pursuant to this Section 11.2, each Seller shall bear its Pro Rata Share of amounts payable to satisfy such claim.

11.3 Right to Counsel. Each Seller agrees that the Sellers’ Representative may consult with counsel chosen by the Sellers’ Representative and shall have full and complete authorization in good faith to act or refrain from acting in accordance with the opinion of such counsel. The Sellers’ Representative may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to the Sellers’ Representative hereunder and reasonably believed by the Seller’s Representative to be genuine and to have been signed or presented by the proper party or parties.

11.4 Removal. Upon the written agreement or consent of the Sellers who held Shares representing more than fifty percent (50%) of the Shares (excluding any such Company securities held by the Sellers’ Representative, if any) immediately prior to the Closing, the Sellers shall be entitled to change the Sellers’ Representative by delivery of a written notice to such effect to the Buyer at any time. The Sellers’ Representative shall be permitted to resign by at least thirty (30) days’ advance written notice to the Sellers and the Buyer and, in such event, or upon the death or incapacity of the Sellers’ Representative, a replacement Sellers’ Representative shall be chosen within thirty (30) days of the resignation, death or incapacity of the Sellers’ Representative by action of the Sellers who held Shares representing more than fifty percent (50%) of the Shares, which new Sellers’ Representative shall be reasonably acceptable to the Buyer. Any such replacement Sellers’ Representative will promptly execute a joinder agreement in form reasonably acceptable to the Buyer, pursuant to which such replacement Sellers’ Representative will agree to be bound by the terms of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise expressly provided herein (including Section 6.13), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer and Sellers shall equally split all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

12.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.2):

If to Sellers:	Harwood Capital, LLP
6 Stratton Street
London, W1J 8LD

Facsimile:	44 (0) 20 7747-5678
E-mail:	cmills@harwoodcapital.co.uk
Attention:	Christopher H. B. Mills

with a copy to:	Carmody & Torrance LLP
195 Church Street
New Haven, CT 06510
Facsimile:	203-784-3199
E-mail:	tcandrick@carmodylaw.com
Attention:	Thomas R. Candrick, Jr.

If to Buyer:	Techne Corporation
614 McKinley Place NE
Minneapolis, MN 55413
Facsimile:	(612) 379-6580
E-mail:	chuck.kummeth@rndsystems.com
Attention:	Chief Executive Officer

with a copy to:	Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Facsimile:	612-492-7077
E-mail:	mrose@fredlaw.com
Attention:	Melodie Rose

12.3 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (iv) to a U.S. statute, statutory provision or subordinate legislation (“U.S. Legislation”) or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing (“U.S. Legal Term”), will, in respect of any Person incorporated or established in a jurisdiction other than the United States of America, be deemed to include a reference to that which most nearly approximates to that U.S. Legislation or U.S. Legal Term in that jurisdiction.

This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.6 Entire Agreement. This Agreement and the Confidentiality Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

12.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, personal or legal representatives, distributees, devisees, legatees, successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing, Buyer may assign this Agreement and its rights or obligations hereunder to any direct or indirect parent or Subsidiary of Buyer without the consent of any other party; provided that Buyer will remain primarily liable for its obligations hereunder.

12.8 No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Sellers’ Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as provided in Section 9.1, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.10 Mediation; Binding Arbitration.

(a) Except as otherwise provided in Sections 2.3(c)(v), 6.14, 7.6 and 12.11, any controversy or claim arising out of or relating to this Agreement and the rights of the parties will be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation as provided herein, then it will be submitted to JAMS, or its successor, for final and binding arbitration in accordance with the provisions of this Section. The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, including actions for breach of contract with respect to this Agreement, as well as any claim based upon tort or any other causes of action relating to this Agreement, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. The arbitrator selected according to procedures set forth below will determine the arbitrability of any matter submitted, and that determination will be final and binding on the parties.

(b) Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested.

(c) The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling a mediation meeting (in person or via teleconference). The parties will share equally the costs of the mediation.

(d) All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(e) Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 30 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the parties mutually agree.

(f) At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of subsection (c) above.

(g) All matters arising out of or relating to this Agreement and the rights of the parties (whether in contract, tort, or otherwise) will be governed by and construed and interpreted under the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. The arbitration will be conducted in Minneapolis, Minnesota. The arbitration will be administered by JAMS pursuant to JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”), subject to the agreements set forth herein. The arbitrator will not have the power to add to, modify or change any of the provisions of this Agreement, or to make mistakes of law. The parties may conduct discovery, including document requests, depositions and interrogatories, in accordance with Delaware law.

(h) The arbitration will be conducted by one neutral arbitrator mutually agreed upon by the parties. If no arbitrator is agreed upon within 10 days following commencement of arbitration, or if the arbitrator selected by the parties is unable or unwilling to arbitrate the dispute, the arbitrator will be such neutral arbitrator as is selected by JAMS. The award in writing of the arbitrator will be final and binding upon the parties.

(i) The arbitrator will be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrator will have the discretion to determine whether any such claim of privilege or work product doctrine applies based upon applicable law or ethical rules.

(j) The arbitrator will provide a reasoned basis for the resolution of each dispute and for any award. The arbitrator will have power and authority to award any remedy or judgment that could be awarded by a court of law or equity in the State of Delaware not inconsistent with or in addition to the provisions of this Agreement.

(k) Except as set forth in this subsection (k) or in subsection (l) below, each party will bear its own costs in connection with any arbitration or mediation proceeding. The costs of the arbitration and mediation, including any JAMS administration fee, and arbitrators’ and mediators’ fees, and costs of the use of facilities during the hearings, will be borne equally by the parties in the first instance. The arbitrator shall, as part of the award, apportion the costs of arbitration and mediation based on the extent to which each Party prevailed.

(l) If a party to this Agreement brings any arbitration action, or any other action, suit, counterclaim or appeal, for any relief against the other parties, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action will be required to pay to the prevailing party in such Action a reasonable sum for the prevailing party’s attorneys’ fees and expenses incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a “Decision”), granted therein. Any Decision entered into in such Action will contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any party. For purposes of this Section, attorneys’ fees will include, without limitation, fees incurred in connection with (1) postjudgment motions and collection actions, (2) contempt proceedings, (3) garnishment, levy and debtor and third party examination, (4) discovery, and (5) bankruptcy litigation.

(m) Nothing in this Section will limit a party’s ability to (i) enforce an arbitration award in a court of appropriate jurisdiction, or (ii) obtain specific performance or other injunctive relief.

12.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.13 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby, except to the extent that any such Person is a party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RESEARCH AND DIAGNOSTIC SYSTEMS, INC.

By:	/s/ Charles R. Kummeth
Name:	Charles R. Kummeth
Title:	CEO

BIONOSTICS HOLDINGS LIMITED

By:	/s/ Christopher Mills
Name:	Christopher Mills
Title:	Director

By:	/s/ Michael H. Thomas
Name:	Michael H. Thomas
Title:	Director

BIONOSTICS, INC.

By:	/s/ Michael H. Thomas
Name:	Michael H. Thomas
Title:	President

HARWOOD CAPITAL LLP

By:	/s/ Christopher Mills
Name:	Christopher Mills
Title:	Member

By:	/s/ James Agnew
Name:	James Agnew
Title:	Member

NORTH ATLANTIC SMALLER COMPANIES INVESTMENT TRUST PLC

By: HARWOOD CAPITAL LLP, its Attorney in Fact

By:	/s/ Christopher Mills
Name:	Christopher Mills
Title:	Member

By:	/s/ James Agnew
Name:	James Agnew
Title:	Member

HARWOOD CAPITAL LLP ACCOUNT A

By: HARWOOD CAPITAL LLP AS INVESTMENT MANAGER

By:	/s/ Christopher Mills
Name:	Christopher Mills
Title:	Member

By:	/s/ James Agnew
Name:	James Agnew
Title:	Member

HARWOOD CAPITAL LLP ACCOUNT B

By: HARWOOD CAPITAL LLP AS INVESTMENT MANAGER

By:	/s/ Christopher Mills
Name:	Christopher Mills
Title:	Member

By:	/s/ James Agnew
Name:	James Agnew
Title:	Member

HARWOOD CAPITAL LLP ACCOUNT H

By: HARWOOD CAPITAL LLP AS INVESTMENT MANAGER

By:	/s/ Christopher Mills
Name:	Christopher Mills
Title:	Member

By:	/s/ James Agnew
Name:	James Agnew
Title:	Member

ORYX INTERNATIONAL GROWTH FUND LIMITED

By: HARWOOD CAPITAL LLP, its Attorney in Fact

By:	/s/ Christopher Mills
Name:	Christopher Mills
Title:	Member

By:	/s/ James Agnew
Name:	James Agnew
Title:	Member

TRIDENT PRIVATE EQUITY FUND II L.P.

By: NORTH ATLANTIC (GENERAL PARTNERS) LIMITED, its General Partner

By:	/s/ Dudley R. Cottingham
Name:	Dudley R. Cottingham
Title:	Director

By:	/s/ Christopher C. Morris
Name:	Christopher C. Morris
Title:	Alternate Director

/s/ Gerald Moeller
Gerald Moeller

/s/ Carl D. Contadini
Carl D. Contadini

/s/ Michael H. Thomas
Michael H. Thomas

/s/ Kelly San George
Kelly San George

/s/ Randy Byrd
Randy Byrd

/s/ James J. Carroll
James J. Carroll

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules Exhibits and Schedules have been omitted and will be furnished supplementally to the SEC upon request:

Exhibit A:	Sellers Schedule
Exhibit B:	Form of Escrow Agreement
Exhibit C-1:	Form of Consulting Agreement
Exhibit C-2:	Form of Employment Agreement
Exhibit D:	Form of Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreement
Exhibit E-1:	Form of Legal Opinion
Exhibit E-2:	Form of Legal Opinion
Exhibit E-3:	Form of Legal Opinion

Schedule 2.3(a):	Working Capital Schedule
Schedule 8.2(h):	Consents
Schedule 8.2(i):	Encumbrances

Disclosure Schedules